The business combination described in this document involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws.

It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

Start of measures for electronic provision: November 19, 2025

Extraordinary General Meeting of Shareholders
Reference Documents for Extraordinary General Meeting—
Supplementary Volume

The details of the financial statements, etc. of Satori Electric Co., Ltd. for the fiscal year ended May 31, 2025 (“5. Matters Relating to Satori Electric” in the Convocation Notice)

Hagiwara Electric Holdings Co., Ltd.

1	Current Status of the Corporate Group

(1) Course of Operations and Operating Results

The Japanese economy during the current consolidated fiscal year was affected by the prolonged stagnation of the Chinese economy and the outlook remained unclear, despite signs of gradual recovery driven by the recovery of personal consumption resulting from wage hikes and the increase in demand from inbound tourists.

Amid this environment, regarding the financial results for the current consolidated fiscal year, net sales amounted to 156,242 million yen (an increase of 5.5% year on year), which is mainly attributed to positive factors including the increased sales of semiconductors for the Indian market and automotive applications market in Japan and electronic components for personal computers and servers, as well as the effects of depreciation in the yen, despite the decreased sales in the procurement management business. Operating profit amounted to 3,993 million yen (a decrease of 16.0% year on year) mainly attributed to the impacts of exchange rates and human capital investment, etc. Ordinary profit amounted to 3,052 million yen (a decrease of 16.5% year on year). Profit attributable to owners of parent amounted to 2,524 million yen (an increase of 17.0% year on year), due to the recording of gains on sale of investment securities and a decrease in tax expenses.

xxxxx Net sales 156,242 million yen (an increase of 5.5% year on year) Operating profit 3,993 million yen (a decrease of 16.0% year on year) Ordinary profit 3,052 million yen (a decrease of 16.5% year on year) Profit attributable to owners of parent 2,524 million yen (an increase of 17.0% year on year)

Net Sales (million yen) 148,113 2024/05 156,242 2025/05 Operating profit (million yen) 4,755 2024/05 3,993 2025/05 Ordinary profit (million yen) 3,653 2024/05 3,052 2025/05 Profit attributable to owners of parent (million yen) 2,156 2024/05 2,524 2025/05

Industrial Infrastructure Business

Net Sales (million yen) 30,021 2024/05 28,932 2025/05 Net Sales 28,932 million yen (a decrease of 3.6% year on year) Description of Business The Industrial Infrastructure business is mainly engaged in the development and sales of system solutions, and the sales of various electronic components and equipment, for industrial and social infrastructure. Product Portfolio Control parts and equipment, PC servers, industrial controllers, robots, optical fiber products Business Status Due to declining demand for personal computers for business purposes and other factors, sales decreased to 28,932 million yen (a decrease of 3.6% year on year) and segment profit amounted to 1,352 million yen (a decrease of 15.2% year on year), due in part to the impacts of human capital investment, etc., in addition to the decrease of sales.

Enterprise Business

Net Sales (million yen) 49,181 2024/05 45,599 2025/05 Net Sales 45,599 million yen (a decrease of 7.3% year on year) Description of Business The Enterprise business is mainly engaged in the sales of semiconductors and electronic components, procurement management services, and the provision of storage solutions, for domestic customers. Product Portfolio Semiconductors, electronic components, liquid crystal panels, batteries, and storage products Business Status Net sales amounted to 45,599 million yen (a decrease of 7.3% year on year) due to decreased sales in the Procurement Management Division and other factors. Segment profit amounted to 1,206 million yen (a decrease of 41.6% year on year), due to a decrease in net sales as well as the impact of foreign exchange rates and human capital investment, etc.

Mobility Business

Net Sales (million yen) 32,003 2024/05 40,043 2025/05 Net Sales 40,043 million yen (an increase of 25.1% year on year) Description of Business The Mobility business is engaged in the sales of semiconductors for automotive applications, mainly for xEVs in Japan and India. Product Portfolio Semiconductors, electronic components, LCD Panels, and solutions for the Indian market Business Status Net sales amounted to 40,043 million yen (an increase of 25.1% year on year), driven by the strong performance of SM Electronic Technologies Pvt. Ltd., as well as strong sales of semiconductors for the automotive applications market in Japan. Segment profit amounted to 1,504 million yen (a decrease of 17.5% year on year), due to increased goodwill amortization and other factors.

Global Business

Net Sales (million yen) 43,966 2024/05 49,066 2025/05 Net Sales 49,066 million yen (an increase of 11.6% year on year) Description of Business The Global business is mainly engaged in the sales of semiconductors and electronic components, and the provision of solutions, for overseas customers Product Portfolio Semiconductors and electronic components, unit products, and in-house products Business Status Net sales amounted to 49,066 million yen (an increase of 11.6% year on year), and segment profit amounted to 991 million yen (an increase of 71.0% year on year). This is mainly attributable to increased sales of unit products for office equipment and electronic components for personal computers and servers, among other factors.

(2) Status of Capital Investment

(i) Major facilities completed during the current consolidated fiscal year

There are no matters to be stated.

(ii) Ongoing construction and expansion of major facilities in the current consolidated fiscal year

There are no matters to be stated.

(iii)	Sales, removal and loss of significant fixed assets conducted during the current consolidated fiscal year.

In the current consolidated fiscal year, the Company sold its land in Kamakura, which was an idle asset, and transferred Kikuna Bekkan (the Annex in Kikuna), which was its business asset.

(3) Status of Financing

In order to ensure the flexibility and safety of financing, the Company has concluded commitment line agreements with three financial institutions. The maximum contract amount is 9 billion yen, and the balance of borrowings under those agreements was 3 billion yen at the end of the current period.

(4) Status of Business Transfer, Absorption-Type Company Split or Incorporation-Type Company Split

As of August 30, 2024, the Company transferred the business related to the development, design, manufacture, and sales of trigger switches for power tools and gardening equipment to a newly established company formed through a company split (SHIBA Co., Ltd.), and the Company also transferred all of the issued shares of such newly established company to OTAX Co., Ltd.

(5) Status of Acquisition of Business of Other Companies

There are no matters to be stated.

(6) Status of Succession of Rights and Obligations Regarding the Business of Other Companies, Etc. as a Result of an Absorption-Type Merger or Absorption-Type Company Split

There are no matters to be stated.

(7) Status of Acquisition or Disposal of Shares or Other Equity Interests of Other Companies or Stock Acquisition Rights, Etc.

As of June 1, 2024, the Company acquired all of the outstanding shares of SATORI PINICS CO., LTD., a wholly-owned subsidiary of the Company’s wholly-owned subsidiary SATORI SP TECHNOLOGY CO., LTD., and made SATORI PINICS CO., LTD., its wholly-owned subsidiary.

The Company has acquired additional shares (representing 25.0% of the voting rights) of SM Electronic Technologies Pvt. Ltd. (“SM Electronic”), a consolidated subsidiary of the Company, by way of share transfer, which has resulted in the Company holding 75.1% of the voting rights of SM Electronic. October 1, 2024 shall be the deemed acquisition date.

(8) Issues to be Addressed

(i) Basic management policy of the Company

The Group established “Mission, Vision, Value” as its basic management policy in fiscal year 2023.

● Mission

The Company aims to utilize electronics to create a rich and prosperous society and to contribute to the realization and development of a better society globally.

● 2030 Vision

The Company aims to become a “Sustainability Solutions Company” that helps to solves social issues with customers by leveraging its deep knowledge of the industry, infrastructure, and mobility industries and by positioning its technological capabilities in IoT and data analytics as growth drivers.

● Value

“Who is The First Penguin?”

The Company quickly identifies the needs of customers and the market and create its own business models, and will always incorporate a diverse range of opinions, constantly seek change, and unfailingly work as professionals to achieve both “individual growth” and “group growth”. The Company places high value on such employees.

In the electronics industry, which will continue to expand in the future, the Company will strive to further enhance corporate value by achieving sustainable business growth and improving management efficiency in order to provide returns to stakeholders and contribute to society.

(ii) Target Management Indicators

The Group positions “net sales”, “operating profit” and “return on equity (ROE)” as important management indicators and is working to strengthen profitability. Although the Company formulated the “Medium-Term Management Plan 2026” starting from the last fiscal year, FY 2024, it has now revised its performance targets in light of the future outlook as of today. For FY 2026, the final fiscal year of the plan, the Group has set targets for net sales of 165 billion yen, operating profit of 4.8 billion yen, and ROE of 9.0%, and will continue to address the issues described in (iv) below.

(iii) Outlook for FY 2025

For FY 2025, the Group forecasts net sales of 160 billion yen (an increase of 2.4% year on year), operating profit of 4.3 billion yen (an increase of 7.7% year on year), ordinary profit of 3.5 billion yen (an increase of 14.7% year on year), and profit attributable to owners of parent of 2.6 billion yen (an increase of 3.0% year on year).

(iv) Business environment and issues to be addressed

The Japanese economy was affected by the prolonged slowdown of the Chinese economy and the outlook remained unclear, despite signs of gradual recovery driven by the recovery of personal consumption resulting from wage hikes and the increase in demand from inbound tourists.

The electronics industry, to which the Group belongs, is expected to remain strong, with sustained demand for artificial intelligence continuing to drive growth in the semiconductor market, despite rising geopolitical risks such as tariff issues and export restrictions.

In such environment, the Company will aim for sustainable growth by promoting active initiatives in the mobility DX and industrial DX fields, which are expected to grow over the medium to long term, and in the Indian market, which boasts the world's largest population.

With the aim of becoming a Sustainability Solutions Company, the Company will address the following issues.

1. Optimizing business portfolio through promoting segment management

2. Creating human resources aligned with company values through continuous human resource investment

3. Expanding new businesses and enhancing line cards in Japan and overseas

4. Improving management quality through governance reform and PMI

5. Promoting M&A and alliances in Japan and overseas

(9) Status of Assets and Profit and Loss

Category		Fiscal year ended May 31, 2021	Fiscal year ended May 31, 2022	Fiscal year ended May 31, 2023	Fiscal year ended May 31, 2024	(Fiscal year under review) fiscal year ended May 31, 2025
Net sales	(million yen)	105,843	125,850	146,336	148,113	156,242
Ordinary profit	(million yen)	1,139	2,601	2,867	3,653	3,052
Profit attributable to owners of parent	(million yen)	520	1,908	2,257	2,156	2,524
Basic earnings per share	(yen)	31.63	115.96	137.22	148.86	175.99
Total assets	(million yen)	63,216	74,492	81,556	83,798	79,150
Net assets	(million yen)	30,372	32,457	34,945	34,969	33,306
Net assets per share	(yen)	1,836.81	1,959.38	2,052.73	2,334.65	2,251.59
Return on equity (ROE)	(%)	1.8	6.1	6.8	6.4	7.7

(Note) 1.	The Company adopted the “Accounting Standards for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020), etc. from the beginning of the fiscal year ended May 31, 2022, and the major management indicators, etc. for the fiscal year ended May 31, 2022 and thereafter are those after applying such accounting standards, etc.
2.	The Company has finalized the provisional accounting treatment related to business combination during the fiscal year ended May 31, 2025, and the figures for the fiscal year ended May 31, 2024 have been adjusted to reflect the finalized accounting treatment.

Net Sales

(million yen)
105,843
125,850
146,336
148,113
156,242
2021/05 2022/05 2023/05 2024/05 2025/05

Ordinary profit

(million yen)
1,139
2,601
2,867
3,653
3,052
2021/05 2022/05 2023/05 2024/05 2025/05

(million yen)
31
115
137
148
175
520
1,908
2,257
2,156
2,524
2021/05 2022/05 2023/05 2024/05 2025/05

Total assets

(million yen)
63,216
74,492
81,556
83,798
79,150
2021/05 2022/05 2023/05 2024/05 2025/05

Net assets/Net assets per share

(million yen)
1,836
1,959
2,052
2,334
2,251
30,372
32,457
34,945
34,969
33,306
2021/05 2022/05 2023/05 2024/05 2025/05

Return on equity (ROE)

(million yen)
1.8
6.1
6.4
7.7
2021/05 2022/05 2023/05 2024/05 2025/05

Net Sales (million yen) 105,843 2021/05 125,850 2022/05 146,336 2023/05 148,113 2024/05 156,242 2025/05 Ordinary profit (million yen) 1,139 2021/05 2,601 2022/05 2,867 2023/05 3,653 2024/05 3,052 2025/05 Profit attributable to owners of parent/Basic earnings per share (million yen) 31 520 2021/05 115 1,908 2022/05 137 2,257 2023/05 148 2,156 2024/05 175 2,524 2025/05 Total assets (million yen) 63,216 2021/05 74,492 2022/05 81,556 2023/05 83,798 2024/05 79,150 2025/05 Net assets/Net assets per share (million yen) 1,836 30,372 2021/05 1,959 32,457 2022/05 2,057 34,945 2023/05 2,334 34,969 2024/05 2,251 33,306 2025/05

(10) Status of Major Subsidiaries (as of May 31, 2025)

Company name	Share capital	Percentage of voting rights held by Company	Description of major business
SATORI PINICS CO., LTD.	310 million yen	100%	Sale of electronic components, control components, etc.
STAR ELECTRONICS Co., Ltd.	310 million yen	100%	Development, import/export, and sale of electronic components, etc.
SATORI SP TECHNOLOGY CO., LTD.	350 million yen	85%	Development/design, sale, import/export, maintenance of, and consulting on electronic components, etc.
TAIWAN SATORI CO., LTD.	USD 10,023 thousand	100%	Sale of electronic components, etc.
HONG KONG SATORI CO., LTD.	HKD 147,659 thousand	100%	Sale of electronic components, etc.
SM Electronic Technologies Pvt. Ltd.	INR 248,689 thousand	75.1%	Sale of electronic components, etc.
SMET SINGAPORE PTE. LTD.	USD 2,858 thousand	100% (100%)	Sale of electronic components, etc.
MAGnetIC Holding B.V.	EUR 168	80%	Design of semiconductor circuits, IP sales, and wafer sales, etc.

(Note) 1.	The figures within the parentheses ( ) in the percentage of voting rights column indicate the percentage of indirectly held voting rights.
2.	There are no subsidiaries that fall under the category of specified wholly-owned subsidiaries.
3.	As of June 1, 2024, the Company acquired all of the outstanding shares of SATORI PINICS CO., LTD., a wholly-owned subsidiary of the Company’s wholly-owned subsidiary SATORI SP TECHNOLOGY CO., LTD., and made SATORI PINICS CO., LTD. its wholly-owned subsidiary.
4.	During the fiscal year under review, the Company has acquired additional shares of SM Electronic, which has resulted in the Company holding 75.1% of the voting rights.

(11) Important Operating Locations (as of May 31, 2025)

Satori Electric Co., Ltd.	Head Office: Minato-ku, Tokyo (Offices and Branches) Osaka Office, Sapporo Branch, Sendai Branch, Nagoya Branch, Kyushu Branch
SATORI PINICS CO., LTD.	Head Office: Minato-ku, Tokyo
STAR ELECTRONICS Co., Ltd.	Head Office: Minato-ku, Tokyo
SATORI SP TECHNOLOGY CO., LTD.	Head Office: Minato-ku, Tokyo

TAIWAN SATORI CO., LTD.	(Taiwan)
HONG KONG SATORI CO., LTD.	(Hong Kong)
SM Electronic Technologies Pvt. Ltd.	(India)
SMET SINGAPORE PTE. LTD.	(Singapore)
MAGnetIC Holding B.V.	(Netherlands)

Domestic and Overseas Network (as of May 31, 2025)

MAGnetIC Holding B.V.
（オランダ　The Netherlands）
佐鳥ドイツ
SATORI ELECTRIC (GERMANY) GmbH
（ドイツ　Germany）
佐鳥貿易（上海）
SHANGHAI SATORI CO., LTD.
（中国　China）
台湾佐鳥
TAIWAN SATORI CO., LTD.
（台湾　Taiwan）
香港佐鳥
HONG KONG SATORI CO., LTD.
（香港　Hong Kong）
SM Electronic Technologies Pvt. Ltd.
（インド　India）
韓国佐鳥
KOREA SATORI CO., LTD.
（韓国　Korea）
佐鳥E-テクノロジー
SATORI E-TECHNOLOGY (AMERICA) INC.
（アメリカ　America）
SMET SINGAPORE PTE. LTD.
（シンガポール　Singapore）
タイ佐鳥
THAI SATORI CO., LTD.
（タイ　Thailand）

MAGnetIC Holding B.V. (The Netherlands) SATORI NELECTRIC (GERMANY) GmbH (Germany) SHANGHAI SATORI CO., LTD. (China) TAIWAN SATORI CO., LTD. (Taiwan) HONG KONG SATORI CO., LTD. (Hong Kong) SM Electronic Technologies Pvt. Ltd. (India) SMET SINGAPORE PTE. LTD. (Singapore) THAI SATORI CO., LTD. (Thailand) KOREA SATORI CO., LTD. (Korea) SATORI E-TECHNOLOGY (AMERICA) INC. (America)

Head Office		Major Offices / Branches, Operating Locations
Satori Electric Co., Ltd.	Minato-ku, Tokyo	Osaka Office, Sapporo Branch, Sendai Branch, Nagoya Branch, Kyushu Branch, Hiroshima Office, Kumamoto Office, Akita Technology Center
SATORI PINICS CO., LTD.	Minato-ku, Tokyo	Sendai Office, Nishi-Nihon Office
STAR ELECTRONICS Co., Ltd.	Minato-ku, Tokyo	Nagoya Branch
SATORI SP TECHNOLOGY CO., LTD.	Minato-ku, Tokyo

(12) Status of Employees (as of May 31, 2025)

(i) Status of Corporate Group employees

Number of Corporate Group Employees	Increase/Decrease from End of Previous Period
762 [48]	-31 [2]

(Note) The number of employees is the number of employees employed by the Corporate Group; with regard to temporary employees, the number in the parentheses is not included in the above number or is separately stated and shows the average number of temporary employees annually.

(ii) Status of employees of the Company

Number of Employees	Increase/Decrease from End of Previous Period	Average Age	Average Years of Service
357 [30]	-29 [-2]	46.0 ages	18.7 years

(Note) The number of employees is the number of employees employed by the Company; with regard to temporary employees, the number in the parentheses is not included in the above number or is separately stated and shows the average number of temporary employees annually.

(13) Principal Lenders and Loans Payable (as of May 31, 2025)

Lenders	Loans Payable (million yen)
Sumitomo Mitsui Banking Corporation	10,909
MUFG Bank, Ltd.	4,461
Mizuho Bank, Ltd.	1,736
Sumitomo Mitsui Trust Bank, Limited	800

(Note) Other than the foregoing, the Company also holds the balance of private placement bonds underwritten by MUFG Bank, Ltd. in the amount of 1,400 million yen.

(14) Other Important Matters Regarding the Current Status of the Corporate Group

There are no matters to be stated.

2	Matters Regarding Company Stock (As of May 31, 2025)

(1) Total number of authorized shares 69,000,000 shares (2) Total number of issued shares 17,946,826 shares (including the following number of treasury shares) 3,085,635 shares (3) Number of shareholders 13,192 Distribution status by owner Corporations and others 11.83% Financial institutions 19.49% Securities companies 0.92% Foreign corporations, etc. 1.33% Individuals and others (including the treasury shares of 17.19%) 66.43%

(4) Major shareholders (top 10)

Name of shareholders	Number of shares owned	Shareholding ratio
The Master Trust Bank of Japan, Ltd. (trust account)	1,387,200 shares	9.33%
Custody Bank of Japan, Ltd. (trust account)	746,500 shares	5.02%
STR MANAGEMENT CO., LTD.	715,400 shares	4.81%
Sumitomo Mitsui Banking Corporation	587,482 shares	3.95%
MUFG Bank, Ltd.	583,334 shares	3.93%
Kabushiki Kaisha Office Satori	515,400 shares	3.47%
CKD Corporation	446,400 shares	3.00%
Hiroyuki Satori	312,474 shares	2.10%
Reiko Fujii	267,733 shares	1.80%
Satori Electric Employee Stock Ownership Association	219,245 shares	1.48%

(Note) 1.	The shareholding percentage is calculated after deducting the number of shares of treasury stock (14,861,191 shares) from the total number of shares issued.

2.	These treasury shares do not include 507,300 Company Shares that are owned by Custody Bank of Japan, Ltd. (trust account) in relation to the stock compensation plan (Board benefit trust): 475,000 shares, employment-type executive officer benefit trust: 32,000 shares）

(5) Other Important Matters Regarding Stock

(Employment-type executive officer benefit trust)

(i)     Overview of the Plan

At the Board of Directors meeting held on July 12, 2024, the Company introduced the Plan, effective as of August 1, 2024, for the purpose of enhancing the awareness among the employment-type Executive Officers of the Company and its domestic subsidiaries (collectively, the “Employment-type Executive Officers”) of the importance of improving the performance of the Group and increasing the Company’s stock value. This will help to further promote business performance aimed at improving business performance and enhancing the corporate value of the Group over the medium to long term.

The Plan is an incentive-based plan in which a trust established through monetary contributions by the Company (the “Trust”) acquires shares of the Company common stock (the “Company Shares”) and delivers the Company Shares through the Trust to Employment-type Executive Officers who have satisfied certain requirements according to the points granted. The points will be granted for each Employment-type Executive Officer according to their respective positions, their degree of achievement of performance targets, and other factors in accordance with the share delivery rules established by the Company and its domestic subsidiaries at their Board of Directors meetings. The number of Company Shares to be delivered to each Employment-type Executive Officer will be determined by the number of points granted. Employment-type Executive Officers will receive such Company Shares when they retire/resign from their office as an executive officer, in principle. The funds for the Trust to acquire the Company Shares are contributed by the Company in full, therefore, the Employment-type Executive Officers are not required to pay such funds.

The trust period of the Trust is approximately three years from August 2024 to October 2027.

(ii)     Total number of shares to be delivered to Employment-type Executive Officers:

32,200 shares

(iii)     Scope of persons eligible to obtain the beneficiary rights and other rights under the Plan:

Employment-type Executive Officers who have satisfied the beneficiary requirements

3	Matters Regarding the Company’s Stock Acquisition Rights, etc.

(1)	Status of stock acquisition rights owned by Company Officers

There are no matters to be stated.

(2)	Status of stock acquisition rights delivered to employees, etc. as consideration for the execution of duties during the current fiscal year

There are no matters to be stated.

(3) Other important matters regarding stock acquisition rights, etc.

There are no matters to be stated.

4	Status of Officers (Directors and Executive Officers) (as of May 31, 2025)

(1) Status of Directors

Name	Current positions at the Company	Responsibilities and important concurrent positions
Hiroyuki Satori	Representative Director, President, Executive Officer	Representative Director and Chairman, SATORI SP TECHNOLOGY CO., LTD. Director, SATORI PINICS CO., LTD. Director, STAR ELECTRONICS Co., Ltd.
Hiroshi Nakamaru	Director, Managing Executive Officer	Head of Global Segment
Koji Suwahara	Director, Managing Executive Officer

Head of Corporate Division Director,

SATORI PINICS CO., LTD.

Director, STAR ELECTRONICS Co., Ltd.

Director, SATORI SP TECHNOLOGY CO., LTD.

Director, SM Electronic Technologies Pvt. Ltd.

Director, MAGnetIC Holding B.V.

Akihiro Taguchi	Director and Chairman of the Board [Outside] [Independent]	Outside Director, ASAHI INTECC CO., LTD.
Masaki Mogi	Director (Full-time Audit and Supervisory Committee Member)	Statutory Auditor, SATORI PINICS CO., LTD. Statutory Auditor, STAR ELECTRONICS Co., Ltd. Statutory Auditor, SATORI SP TECHNOLOGY CO., LTD.
Hidetoshi Tawada	Director (Audit and Supervisory Committee Member) [Outside] [Independent]	Managing Partner, Tawada CPA Office Outside Director, KSK Co., Ltd.
Seiji Sakata	Director (Audit and Supervisory Committee Member) [Outside] [Independent]	Outside Director, HIROSE ELECTRIC CO., LTD. Outside Member of the Board, Mabuchi Motor Co., Ltd.
Akiko Yukimaru	Director (Audit and Supervisory Committee Member) [Outside]	Attorney-at-law Outside Director, IPS, Inc. External Audit & Supervisory Board Member, Tebiki, Inc.

[Independent]

(Note) 1.	Mr. Toshikage Miyazawa and Mr. Toshimitsu Iwanami have retired from their positions as Directors (excluding Directors who are Audit and Supervisory Committee members) due to the expiration of their terms of office at the conclusion of the Annual General Meeting of Shareholders for the fiscal year ended May 2024, held on August 21, 2024.
2.	Mr. Akihiro Taguchi has retired from the position of Director who was an Audit and Supervisory Committee member due to the expiration of his term of office at the conclusion of the Annual General Meeting of Shareholders for the fiscal year ended May 2024, held on August 21, 2024, and was elected as a Director (excluding a Director who is an Audit and Supervisory Committee member) at the same Annual General Meeting of Shareholders, and has assumed such office.
3.	Mr. Seiji Sakata was newly elected as a Director and Audit and Supervisory Committee member at the Annual General Meeting of Shareholders for the fiscal year ended May 2024, held on August 21, 2024, and has assumed such office.
4.	The Company has elected full-time Audit and Supervisory Committee members to strengthen the auditing and supervisory functions, through the collection of daily information and the attendance at important meetings, as well as cooperation with the Internal Auditing Department and others.
5.	Mr. Akihiro Taguchi, Mr. Hidetoshi Tawada, Mr. Seiji Sakata and Ms. Akiko Yukimaru, who are all Directors, are all Outside Directors.
6.	Mr. Hidetoshi Tawada, who is an Audit and Supervisory Committee member, is qualified as a certified public accountant and has professional insight and knowledge in the financing and accounting fields.
7.	Ms. Akiko Yukimaru, who is an Audit and Supervisory Committee member, is qualified as an attorney and has professional insight and knowledge in corporate legal affairs.
8.	The Company has registered Mr. Akihiro Taguchi, Mr. Hidetoshi Tawada, Mr. Seiji Sakata and Ms. Akiko Yukimaru, who are all Directors, with the Tokyo Stock Exchange as independent officers as provided by the Tokyo Stock Exchange, Inc.

(2) Compensation, etc. for Directors

(i)	Matters regarding the policy for determining the content of compensation, etc. for individual Directors

1. Method of determining the policy

The Company’s Board of Directors has adopted a resolution for a policy for determining the content of compensation, etc. for individual Directors (excluding Directors who are Audit and Supervisory Committee members) (hereinafter, the “Determination Policy”). Prior to this Board of Directors resolution, the Company consulted with and received recommendations from the Nomination and Compensation Advisory Committee regarding the content of the Determination Policy.

2. Basic principles for the Officer compensation system

The Company’s Officer compensation system is designed and operated based on the following basic principles.

(i)	The system motivates Officers to achieve sustainable growth and increase corporate value over the medium to long term.
(ii)	The system has Officers share interests with stakeholders.
(iii)	The compensation structure has a link to the Company’s performance and is based on roles and responsibilities of Officers.
(iv)	Compensation is set at appropriate levels to maintain and secure excellent human resources.
(v)	The system is designed objectively and reasonably, and it is determined through a highly transparent process.

3. Overview of the Officer compensation system

Regarding compensation for Officers of the Company, the total amount of compensation is established according to the expected roles required for each position (job grade). The amount is determined by setting the average of the results of compensation surveys covering mainly domestic listed companies as a benchmark and comprehensively considering the Company’s business performance and employee salary levels.

Compensation for Officers of the Company is divided into: (i) compensation for Directors, and (ii) compensation for Executive Officers.

a. Compensation for Directors

Compensation for Directors consists of “basic compensation” which is fixed compensation based on the Director’s job grade and “stock compensation” which is non-monetary compensation as a medium- to long-term incentive. Directors are not paid a bonus as a short-term incentive.

-	Regarding the “basic compensation”, the amount of compensation is determined according to the expected roles actually conducted by the Directors and is paid based on the job grade.

-	“Stock compensation” is paid to the Directors who conduct the execution of business as an incentive to achieve the management figures stated in the Medium-term Management Plan. The stock compensation is not clearly divided into compensation for Directors and compensation for Executive Officers.

b. Compensation for Executive Officers

Compensation for Executive Officers consists of (i) “basic compensation” which is fixed compensation according to the Executive Officer’s position and expected roles, and (ii) performance-linked compensation which includes an “annual bonus” as a short-term incentive and “stock compensation” as a medium- to long-term incentive.

-	Regarding the “basic compensation”, expected roles required for job grades of the Executive Officers are reviewed and ranked from the perspective of the level of influence and business performance process, then grading is provided to the expected roles, and the basic compensation is determined by using the relative differences with the President and Executive Officer.
-	“Annual bonus” is paid from the perspective of the pay for performance to motivate achieving the budget each year.
-	“Stock compensation” is paid to motivate achieving the management figures stated in the Medium-term Management Plan. The incentive to be provided during fiscal 2024 was paid (the points were granted) to the eligible Officers since all of the results for fiscal 2023 (i.e., the term ended in May 2024), which was the last fiscal year during the Medium-term Management Plan 2023, were achieved in the net sales/operating profit/return on equity (ROE) as a key performance indicator (KPI)

4.	Policy for determining the amount of compensation, etc., for individual Officers as part of basic compensation (monetary compensation)

The amount of the basic compensation is determined according to the expected roles for each Officer by making the relative comparison between the position of each Officer and the scope of the expected roles required for each Officer and setting a compensation table for each position of the Officers.

5.	Policy for determining the content and method for calculating the amount of performance-linked compensation, etc., and non-monetary compensation, etc.
-	Performance-linked compensation consists of “annual bonus” (monetary compensation) as a short-term incentive and “stock compensation” (non-monetary compensation) as a long-term incentive and is paid to

Directors and Executive Officers who conduct the execution of business.
-	“Annual bonus” is designed to motivate the achievement of budgets each year, and based on the evaluation items for calculating the amount of annual bonus for each Officer, which are the results achieved by all the companies within the Company Group (consolidated net sales and consolidated operating profit) and business performance (net sales and operating profit) controlled by each Officer, and the amount of annual bonus is determined based on the status of achievement by each Officer for these evaluating indicators in accordance with the personnel evaluation by using a compensation KPI established for each Officer.
-	Regarding the “stock compensation”, the performance-linked stock compensation plan using the Trust is introduced, and points according to the position and business performance are granted for each Medium-Term Management Plan Period, in accordance with the share delivery rules, and the Company Shares according to the points are provided if the stipulated requirements are met.

(ii) Matters regarding determination of compensation, etc., for individual Directors

The compensation for Directors (excluding Directors who are Audit and Supervisory Committee members) is determined through a resolution of the Board of Directors upon discussion at and recommendation from the Nomination and Compensation Advisory Committee, which consists of a majority of Outside Directors.

Furthermore, the Board of Directors conducts discussions regarding the consistency with the Determination Policy, etc., at the Nomination and Compensation Advisory Committee, and considers whether the determination of the amount of compensation for each individual Director (excluding Directors who are Audit and Supervisory Committee members) is in line with the Determination Policy.

For Directors who are Audit and Supervisory Committee members, compensation is determined through discussions among such Directors who are Audit and Supervisory Committee members.

(iii) Total amount of compensation etc., for the current fiscal year

Total amount by type of compensation, etc. (million yen)
Classification	Total amount of compensation etc., (million yen)	Fixed compensation	Performance-linked compensation (officer bonus)	Non-monetary compensation, etc.	Number of subject officers
Directors (excluding Directors who are Audit and Supervisory Committee members) (Outside Directors)	89 (11)	41 (11)	－ (－)	47 (－)	6 (2)
Directors (who are Audit and Supervisory Committee members) (Outside Directors)	39 (23)	39 (23)	－ (－)	－ (－)	5 (4)
Total (Outside Officers)	128 (34)	81 (34)	－ (－)	47 (－)	11 (6)

(Note) 1.	The numbers above include two (2) Directors (excluding Audit and Supervisory Committee members) who retired upon the conclusion of the Annual General Meeting of Shareholders for the fiscal year ended May 2024, held on August 21, 2024, and one (1) Director who retired as a Director who is an Audit and Supervisory Committee member due to the expiration of their term of office and was elected and assumed office as a Director (excluding Directors who are Audit and Supervisory Committee members) at the same Annual General Meeting of Shareholders.
2.	The amount to be paid to Directors does not include the employee portion of salaries for Directors who also serve as employees.
3.	At the Annual General Meeting of Shareholders for the fiscal year ended May 2020, held on August 20, 2020, it was resolved that the maximum compensation amount for Directors (excluding Directors who are Audit and Supervisory Committee members) shall be up to 300 million yen per year (excluding the employee portion of their salaries) and the maximum compensation amount for Directors (who are Audit and Supervisory Committee members) shall be up to 200 million yen per year. The number of Directors (excluding Directors who are Audit and Supervisory Committee members) at the conclusion of such Annual General Meeting of Shareholders was five (5), and the number of Directors (who are Audit and Supervisory Committee members) was also five (5). In addition, the introduction of performance-linked stock compensation was resolved at the Annual General Meeting of Shareholders for the fiscal year ended May 2022, held on August 19, 2022. The number of Directors (excluding Directors who are Audit and Supervisory Committee members and Outside Directors) subject to such decision at the conclusion of such Annual General Meeting of Shareholders was five (5). Please refer to “(Note) 4.” below for the outline of this resolution.
4.	As non-monetary compensation, etc., the Company introduced performance-linked stock compensation at the Annual General Meeting of Shareholders for the fiscal year ended May 2022, held on August 19, 2022. Under this compensation plan, the Company contributes money to a trust, and the trust then acquires the Company’s shares using such contributed money as funds and delivers the Company’s shares in a number corresponding to the number of points granted to the eligible Directors. The eligible Directors are Directors (excluding Directors who are Audit and Supervisory Committee members and Outside Directors; the same shall apply hereinafter) who are in office during the five (5) fiscal years from the fiscal year ended May 31, 2023, to the fiscal year ended May 31, 2027 (the “Coverage Period”). Specifically, in accordance with the share delivery rules established by the Company’s Board of Directors, the Company will grant each Director a number of points according to their position and the degree of achievement of performance targets (*) on the point granting date specified in the share delivery rules during the trust period. The points shall be granted for each period subject to the Company’s medium-term management plan (the “MTP Period”), and, in principle, the point grant date shall be the date of the meeting of the Board of Directors held immediately following the Company’s annual general meeting of shareholders convened immediately following the end of each MTP

Period. The MTP Period shall be each MTP Period for fiscal 2021 to fiscal 2023 (however, as fiscal 2021 had already passed at the time of introduction, the MTP Period shall instead be for fiscal 2022 to fiscal 2023) and fiscal 2024 to fiscal 2026. It was also resolved that the maximum amount to be contributed by the Company for acquiring the Company’s shares necessary to deliver to the Company’s Directors during the Coverage Period is 500 million yen in total, and the maximum number of points to be granted to eligible Directors is 50,000 points per fiscal year (one (1) point equates to one (1) Company share).

(*) As for the first MTP Period, all of the targets set by the Company were achieved in terms of three indicators, namely, “net sales,” “operating income” and “return on equity (ROE)” established for fiscal 2023, which was the final year of the “Medium-term Management Plan 2023.” The Company therefore granted points in fiscal 2024 to each Director holding office as of the end of fiscal 2023.

(3) Matters Regarding Outside Officers (as of May 31, 2025)

(i)	Relationship between the Company and other corporations, etc., in which Outside Directors concurrently hold significant positions
1.	Mr. Akihiro Taguchi serves as a Member of the Board (outside) of ASAHI INTECC CO., LTD., which has no significant business or other relationship with the Company.
2.	Mr. Hidetoshi Tawada is Managing Partner of Tawada CPA Office and serves as an Outside Director of KSK Co., Ltd., which has no significant business or other relationship with the Company.
3.	Mr. Seiji Sakata serves as an Outside Director of HIROSE ELECTRIC CO., LTD. and an Outside Member of the Board of Mabuchi Motor Co., Ltd., neither of which has any significant business or other relationship with the Company.
4.	Ms. Akiko Yukimaru is an attorney-at-law at Yokohama Sogo Law Office and serves as an Outside Director of IPS, Inc. and an External Audit & Supervisory Board Member of Tebiki, Inc., neither of which has any significant business or other relationship with the Company.

(ii)	Relationship with specified related business operator, including major customers

There are no matters to be stated.

(iii)	Main activities in the current fiscal year

Classification / Name	Status of attendance at Board of Directors meetings, etc.	Summary of comments and duties conducted in relation to their expected roles
Director Akihiro Taguchi	- Board of Directors 13/13 - Audit and Supervisory Committee 3/3 - Nomination and Compensation Advisory Committee 7/7

Based on his extensive experience and broad knowledge as a corporate manager, as well as his professional insight and knowledge in design, development and technology, Mr. Akihiro Taguchi has fulfilled his roles and responsibilities expected as Outside Director by conducting supervision over business execution and providing useful comments and advice, etc. As Chairman of the Board, he has been committed to deliberation matters and proper operation of the Board of Directors, etc., and contributed to the separation of execution and supervision thereof. In addition, he served as Chairman of the Nomination and Compensation Advisory Committee and fulfilled his role, such as by taking the initiative in considering the appropriateness of appointing officers and their compensation and enhancing the transparency of the decision process therefor.

Director Audit and Supervisory Committee Member Hidetoshi Tawada	- Board of Directors 13/13 - Audit and Supervisory Committee 15/15

Based on his extensive auditing experience and professional knowledge in finance and accounting, etc., as a certified public accountant, Mr. Hidetoshi Tawada has fulfilled his roles and responsibilities expected as an Outside Director by conducting proper audit and supervision and providing appropriate advice, etc. As Chairman of the Audit and Supervisory Committee, he has also contributed to the strengthening of the audit and supervision functions and the improvement of corporate governance.

Director Audit and Supervisory Committee Member Seiji Sakata	- Board of Directors 10/10 - Audit and Supervisory Committee 12/12 - Nomination and Compensation Advisory Committee 4/4

Based on his extensive experience and broad knowledge as a corporate manager, as well as his professional insight and knowledge in design, development and technology, Mr. Seiji Sakata has fulfilled his roles and responsibilities expected as an Outside Director by conducting audit and supervision over business execution and providing useful comments and advice, etc. In addition, he served as a member of the Nomination and Compensation Advisory Committee and fulfilled his role, such as by considering the appropriateness of appointing officers and their compensation and enhancing the transparency of the decision process therefor.

Director Audit and Supervisory Committee Member Akiko Yukimaru	- Board of Directors 13/13 - Audit and Supervisory Committee 15/15

Based on her professional insight and extensive experience in corporate legal affairs, etc. cultivated as a judge and attorney-at-law, Ms. Akiko Yukimaru has fulfilled her roles and responsibilities expected as an Outside Director, such as conducting proper audit and supervision and providing appropriate advice, by ensuring the soundness of management and enhancing corporate value, etc., from her independent standpoint and objective perspective.

(Note) 1.	Mr. Akihiro Taguchi has retired from the position of Director who was an Audit and Supervisory Committee member due to the expiration of his term of office at the conclusion of the Annual General Meeting of Shareholders for the fiscal year ended May 2024, held on August 21, 2024, and was elected as a Director (excluding a Director who is an Audit and Supervisory Committee member) at the same Annual General Meeting of Shareholders, and has assumed such office.
2.	Mr. Seiji Sakata was elected as a Director who is an Audit and Supervisory Committee member at the Annual General Meeting of Shareholders for the fiscal year ended May 2024, held on August 21, 2024. The status of attendance at Board of Directors meetings, etc., specified above reflects the attendance after assuming his office.

(iv)	Amount of the Company’s compensation, etc., and amount of compensation, etc., received as an Officer for the current fiscal year from the Company’s parent company, etc., or any subsidiary thereof, etc.

There are no matters to be stated.

(4) Outline of Contents of Limitation of Liability Agreement

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company has entered into an agreement with each Outside Director to limit his/her liability for damages as stipulated in Article 423, Paragraph 1 of the said Act.

The maximum amount of liability for damages under such agreement is the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act.

(5) Directors and Officers Liability Insurance Agreement

The Company has concluded a Directors and Officers Liability Insurance (D&O Insurance) Agreement as stipulated in Article 430-3, Paragraph 1 of the Companies Act, with an insurance company. The scope of the insured under such insurance agreement are the Directors, Corporate Auditors and Executive Officers of the Company and its subsidiaries, and the premiums thereof are borne by the Company in full. The insurance agreement will provide compensatory damages (excluding those applicable to the disclaimer set forth in the insurance agreement) in the event that the insured becomes liable for damage arising from their duties.

The effective period of the D&O insurance agreement is one year and will be renewed upon resolution at the Board of

Directors meeting prior to the expiration of such period.

5	Company System and Policies

(1) Basic Policy Regarding Control of Stock Company There are no matters to be stated. (2) Policy Regarding Decision on Dividends of Surplus The Company deems dividend policy as a key management issue. Upon giving comprehensive consideration to the outlook of the management status, etc., the Company aims to implement performance-linked dividends with an expected dividend payout ratio of 50% of the net income for the period under review attributable to the parent company's shareholders, while balancing shareholder returns through stable and continuous dividends with retained earnings for the reinforcement of the financial structure and for future business development. At the Board of Directors meeting held on July 14, 2025, it was resolved that the year-end dividend for the current fiscal year would be 46 yen per share. As a result, the annual dividend (including an interim dividend of 40 yen per share) will amount to 86 yen per share. As for the dividend forecast for the fiscal year ended May 2026, the annual dividend (including an interim dividend of 44 yen per share) is expected to be 90 yen per share. Progress of Dividend per Share (Unit: yen) Year End Interim 30 18 12 2021/5 62 44 18 2022/5 70 44 26 2023/5 80 50 30 2024/5 86 46 40 2025/5 90 46 44 2026/5 (plan)

Consolidated Balance Sheet (as of May 31, 2024)

			(Million yen)
(Reference)	Title	For the fiscal year ended May 31, 2025 (as of May 31, 2025)	For the fiscal year ended May 31, 2024 (reference) (as of May 31, 2024)
	(Assets)
(Assets)	Current assets	69,954	72,692
Total assets were 79,150 million yen, a	Cash and deposits	9,128	9,246
decrease of 4,647 million yen compared to those	Notes and accounts receivable - trade	36,945	35,689
at the end of the previous fiscal year.	Electronically recorded monetary claims - operating	5,742	5,753
Current assets	Merchandise and finished goods	12,059	16,034
Current assets decreased by 2,737 million yen	Work in process	294	300
compared to those at the end of the previous	Raw materials and supplies	1	489
fiscal year, which is mainly attributed to the	Other	5,852	5,270
decrease in merchandise and finished goods.	Allowance for doubtful accounts	(70)	(91)
	Non-current assets	9,196	11,105
Non-current assets	Property, plant and equipment	2,747	3,071
Non-current assets decreased by 1,909 million	Buildings and structures	2,105	2,298
yen compared to those at the end of the previous	Accumulated depreciation	(831)	(988)
fiscal year, which is mainly attributed to the	Buildings and structures, net	1,274	1,310
decrease in investment securities.	Land	695	787
	Other	2,060	2,319
	Accumulated depreciation	(1,283)	(1,345)
	Other, net	776	973
	Intangible assets	2,528	2,933
	Goodwill	1,605	1,951
	Customer-related intangible assets	375	433
	Technology-related intangible assets	237	308
	Other	309	240
	Investments and other assets	3,920	5,100
	Investment securities	3,207	4,344
	Deferred tax assets	393	423
	Other	916	971
	Allowance for doubtful accounts	(597)	(639)
	Total assets	79,150	83,798
	*The fiscal year ended May 31, 2024 (as of May 31, 2024) is provided for reference (not subject to audit).

		(Million yen)
Title	For the fiscal year ended May 31, 2025 (as of May 31, 2025)	For the fiscal year ended May 31, 2024 (reference) (as of May 31, 2024)	(Reference)
(Liabilities)			(Liabilities)
Current liabilities	39,800	43,470

Liabilities were 45,844 million yen, a decrease of 2,984 million yen compared to those at the end of the previous fiscal year.

Current liabilities

Current liabilities decreased by 3,670 million yen compared to those of at the end of the previous fiscal year, which is mainly attributed to the decrease in the deposits received.

Non-current liabilities

Non-current liabilities increased by 685 million yen compared to those at the end of the previous fiscal year, which is mainly attributed to the increase in the long-term borrowings.

(Net assets)

Net assets were 33,306 million yen, a decrease of 1,663 million yen compared to those at the end of the previous fiscal year.

Equity ratio changed to 40.8% from 39.9% of the previous fiscal year.

Shareholders’ equity

Shareholders’ equity increased by 730 million yen compared to that at the end of the previous fiscal year, which is mainly attributed to the increase in the retained earnings.

Accumulated other comprehensive income

Accumulated other comprehensive income decreased by 1,853 million yen compared to that at the end of the previous fiscal year, which is mainly attributed to the decrease in the foreign currency translation adjustment.

Non-controlling interests

Non-controlling interests decreased by 540 million yen compared to those at the end of the previous fiscal year, which is mainly attributed to the decrease resulting from the additional contribution to SM Electronic, and SATORI PINICS CO., LTD. becoming the Company’s wholly- owned subsidiary.

Notes and accounts payable - trade	16,535	15,072
Electronically recorded obligations -	4,247	3,386
operating
Short-term borrowings	15,454	15,103
Current portion of long-term borrowings	23	1,008
Deposits received	923	4,734
Income taxes payable	403	793
Accrued expenses	974	1,211
Provision for losses on business transfer	127	–
Other	1,110	2,160
Non-current liabilities	6,044	5,358
Bonds payable	1,400	1,400
Long-term borrowings	2,844	1,815
Provision for share awards for directors	99	–
(and other officers)
Deferred tax liabilities	142	346
Deferred tax liabilities for land revaluation	10	9
Retirement benefit liability	1,337	1,467
Other	210	318
Total liabilities	45,844	48,828
(Net assets)
Shareholders’ equity	29,138	28,407
Share capital	2,611	2,611
Capital surplus	2,988	3,447
Retained earnings	28,465	27,288
Treasury shares	(4,927)	(4,940)
Accumulated other comprehensive income	3,181	5,034
Valuation difference on available-for-sale	1,085	1,795
securities
Deferred gains or losses on hedges	6	(23)
Revaluation reserve for land	21	22
Foreign currency translation adjustment	2,067	3,239
Non-controlling interests	987	1,527
Total net assets	33,306	34,969
Total liabilities and net assets	79,150	83,798
*The fiscal year ended May 31, 2024 (as of May 31, 2024) is provided for reference (not subject to audit).

Consolidated Statement of Operations (from June 1, 2024 to May 31, 2025)

		(Million yen)
Title	For the fiscal year ended May 31, 2025 (from June 1, 2024 to May 31 2025)	For the fiscal year ended May 31, 2024 (reference) (from June 1, 2023 to May 31 2024)	(Reference)
Net sales	156,242	148,113	Net sales
Cost of sales	140,689	132,365	Net sales increased by 8,129 million yen compared
Gross profit	15,552	15,748	to those of the previous fiscal year, which is mainly
Selling, general and administrative express	11,559	10,992	attributed to positive factors including the increased
Operating profit	3,993	4,755	sales of semiconductors for Indian market and
Non-operating income	277	386	automotive applications the market in Japan and
Interest income	79	95	electronic components for personal computers and
Dividend income	84	82	servers, as well as the effects of the depreciation in
Purchase discounts	20	40	the yen, despite the decreased sales in the
Compensation income	11	102	procurement management business.
Subsidy income	30	40
Others	50	25	Selling, general and administrative expenses
Non-operating expenses	1,219	1,488	Selling, general and administrative expenses
Interest expenses	458	498	increased by 566 million yen compared to those of the
Foreign exchange losses	389	288	previous fiscal year, which is mainly attributed to the
Loss on sale of receivables	345	589	increase in travel and transportation expenses, and
Other	26	111	salaries and allowance, etc.
Ordinary profit	3,052	3,653
Extraordinary income	378	74
Gain on sale of non-current assets	–	73
Gain om sale of investment securities	353	1	Ordinary profit
Gain on redemption of membership	5	–	Ordinary profit decreased by 601 million yen
Gain on sale of businesses	19	–	compared to that of the previous fiscal year, which is
Extraordinary losses	20	232	mainly attributed to the decrease in operating profit.
Loss on retirement of non-current assets	1	54
Impairment losses	19	177	Profit attributable to owners of parent
Profit before income taxes	3,410	3,496	Profit attributable to owners of parent increased by
Income taxes – current	637	1,082	367 million yen compared to that of the previous
Income taxes – deferred	83	85	fiscal year, which is mainly attributed to the increase
Profit	2,689	2,329	in the gain on sale of investment securities and
Profit attributable to non-controlling interests	165	172	decrease in tax expenses.
Profit attributable to owners of parent	2,524	2,156
* The fiscal year ended May 31, 2024 (from June 1, 2023 to May 31, 2024) is provided for reference (not subject to audit).

(Reference)

Consolidated Statement of Cash Flows (Overview) (from June 1, 2024 to May 31, 2025)

		(Million yen)
Title	For the fiscal year ended May 31, 2025 (from June1, 2024 to May 31, 2025	For the fiscal year ended May 31, 2024 (from June 1, 2023 to May 31 2024)	(Reference)
			Cash flows from operating activities
Cash flows from operating activities	1,303	5,325	Capital provided by operating activities during the
			current fiscal year amounted to 1,303 million yen
			(compared with 5,325 million yen provided in the
Cash flows from investing activities	592	(2,057)	previous fiscal year).
			This is mainly attributable to an increase in capital
			caused by recording of profit before income taxes, a
Cash flows from financing activities	(1,905)	(4,519)	decrease in inventories and an increase in trade
			payables, despite a decrease in capital due to an
			increase in trade receivables and a decrease in
Effect of exchange rate change on cash	(394)	471	deposits received.
and cash equivalents
			Cash flows from investing activities
Net increase (decrease) in cash and cash	(403)	(779)	Capital provided by investing activities amounted to
equivalents			592 million yen (compared with 2,057 million yen in
			the previous fiscal year).
Cash and cash equivalents at begi9nning	9,243	10,023	This is mainly attributable to an increase in capital
of period			due to sale of businesses.

Cash and cash equivalents at end of	8,840	9,243	Cash flows from financing activities
period			Capital used in financing activities amounted to
			1,905 million yen (compared with 4,519 million yen
*This Consolidated Statement of Cash Flows is not subject to audit.			used during the previous
			This is mainly attributable to a decrease in capital
			due to dividends paid and the acquisition of additional
			shares of SM Electronic, despite an increase in capital
			due to a net increase in short-term borrowings.

Balance Sheet (as of May 31, 2025)

					(Million yen)
Title	For the fiscal year ended May 31, 2025 (as of May 31, 2025)	For the fiscal year ended May 31, 2024 (reference) (as of May 31, 2024)	Title	For the fiscal year ended May 31, 2025 (as of May 31, 2025)	For the fiscal year ended May 31, 2024 (reference) (as of May 31, 2024)
(Assets)			(Liabilities)
Current assets	29,428	32,196	Current liabilities	20,664	20,143
Cash and deposits	3,282	3,436	Notes payable – trade	38	114
Notes receivable – trade	327	519	Electronically recorded obligations – operating	4,147	2,993
Electronically recorded monetary claims – operating	5,127	5,034	Accounts payable – trade	5,533	3,994
Accounts receivable – trade	11,715	11,650	Short-term borrowings	9,600	10,000
Merchandise and finished goods	2,716	3,709	Current portion of long-term borrowings	-	1,000
Work in process	294	300	Accounts payable – other	338	607
Raw materials and supplies	1	102	Accrued expenses	513	756
Short-term loans receivable from associated companies	5,127	6,670	Income taxes payable	50	41
Other	837	775	Provision for the losses on business transfer	127	117
Allowance for doubtful accounts	(1)	(1)	Other	314	518
Non-current assets	18,308	14,907	Non-current liabilities	5,674	4,813
Property, plant and equipment	2,061	2,217	Bonds payable	1,400	1,400
Buildings	1,122	1,134	Long-term borrowings	2,800	1,800
Structures	0	1	Allowance for retirement benefits	1,285	1,411
Machinery and equipment	1	10	Provision for share awards for directors (and other officers)	99	-
Tools, furniture and fixtures	171	134	Deferred tax liabilities for land revaluation	10	9
Land	630	714	Other	80	192
Leased assets	134	219	Total liabilities	26,339	24,957
Construction in progress	-	2	(Net assets)
Intangible assets	231	218	Shareholders’ equity	20,288	20,329
Software	231	218	Share capital	2,611	2,611
Investments and other assets	16,016	12,472	Capital surplus	3,667	3,644
Investment securities	3,200	4,337	Legal capital surplus	3,606	3,606
Shares in associated companies	10,066	7,909	Other capital surplus	61	37
Long-term loans receivable from associated companies	2,307	-	Retained earnings	18,937	19,014
Deferred tax assets	272	60	Legal retained earnings	208	208
Other	189	184	Other retained earnings	18,728	18,805
Allowance for doubtful accounts	(20)	(20)	Reserve for dividends	100	100
Total assets	47,737	47,104	Reserve for tax purpose reduction entry of non-current assets	22	22
* The fiscal year ended May 31, 2024 (as of May 31, 2024) is provided for reference (not subject to audit).			General reserve	15,000	15,000
			Retained earnings brought forward	3,606	3,682
			Treasury shares	(4,927)	(4,940)
			Valuation and translation adjustments	1,108	1,817
			Valuation difference on available-for-sale securities	1,085	1,795
			Deferred gains or losses on hedges	1	-
			Revaluation reserve for land	21	22
			Total net assets	21,397	22,147

Total liabilities and net assets	47,737	47,104

Statement of Operation (from June 1, 2024 to May 31, 2025)

		(Million yen)
Title	For the fiscal year ended May 31, 2025 (from June 1, 2024 to May 31, 2025)	For the fiscal year ended May 31, 2024 (reference) (from June 1, 2023 to May 31, 2024)
Net sales	47,663	47,805
Cost of sales	42,091	41,933
Gross profit	5,571	5,871
Selling, general and administrative expenses	5,572	5,479
Operating profit (loss)	(1)	392
Non-operating income	1,212	1,486
Interest income	164	120
Dividend income	927	788
Foreign exchange gains	-	354
Other	120	222
Non-operating expenses	439	234
Interest expenses	118	88
Foreign exchange losses	274	-
Foreign withholding tax	35	57
Commission for purchase of treasury shares	-	30
Idle asset expenses	3	50
Other	7	7
Ordinary profit	771	1,644
Extraordinary income	358	73
Gain on sale of non-current assets	-	73
Gain on sale of investment securities	353	-
Gain on redemption of membership	5	-
Extraordinary losses	85	216
Loss on retirement of non-current assets	1	38
Impairment losses	19	60
Provision for losses on business transfer	-	117
Losses on business transfer	64	-
Other	-	0
Profit before income taxes	1,045	1,501
Income taxes – current	(268)	(57)
Income taxes – deferred	54	269
Profit	1,258	1,289
* The fiscal year ended May 31, 2024 (from June 1, 2023 to May 31, 2024) is provided for reference (not subject to audit).

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor's Report July 11, 2025 To the Board of Directors of SATORI ELECTRIC CO., LTD.: KPMG AZSA LLC Tokyo Office, Japan Tsutomu Fukushima Designated Limited Liability Partner Engagement Partner Certified Public Accountant Kenta Kurosu Designated Limited Liability Partner Engagement Partner Certified Public Accountant Opinion We have audited the consolidated financial statements, which comprise the consolidated balance sheet, consolidated statement of operations, consolidated statement of changes in net assets and the notes to the consolidated financial statements of Satori Electric Co., Ltd. (the "Company"), as of May 31, 2025, and for the fiscal year from June 1, 2024 to May 31, 2025, in accordance with Article 444, Paragraph 4 of the Companies Act. In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the consolidated financial position and the results of operations of the corporate group consisting of the Company and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with the auditing standards generally accepted in Japan. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Consolidated Financial Statements" section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan and have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Other Contents The business report and its supplementary schedules are comprised of other contents. Management is responsible for the preparation and presentation of such other contents. In addition, the Audit and Supervisory Committee is In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements with the assumption of a going concern and for disclosing, as necessary, matters related to a going concern in accordance with auditing standards generally accepted in Japan. The Audit and Supervisory Committee is responsible for overseeing the directors' execution of their duties with regard to the development and operation of the financial reporting process. Auditor's Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that expresses our opinion on the consolidated financial statements based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users. As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selection and application of audit procedures is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances when making risk assessments, while the objective of the audit is not to express an opinion on the effectiveness of the entity's internal control. Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates made by management and the appropriateness of the related notes thereto. Render a conclusion on the appropriateness of management's preparation of the consolidated financial statements with the assumption of a going concern, and based on the audit evidence obtained, conclude whether any material uncertainty exists in relation to events or conditions that may cast significant doubt on the Company's and its consolidated subsidiaries' ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the notes to the consolidated financial statements or, if such notes on material uncertainty are inadequate, to express a qualified opinion with exceptions on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company and its consolidated subsidiaries to cease to continue as a going responsible for overseeing the directors' execution of their duties with regard to the development and operation of the reporting process for other contents. Our opinion on the consolidated financial statements does not cover any other contents and we do not express any opinion thereon. Our responsibility for auditing the consolidated financial statements is to read through the other contents and, in the process of reading, consider whether there is any significant difference between such other contents and the consolidated financial statements or our knowledge obtained through the process of auditing, and also pay attention to whether there are any other signs of material error in the other contents other than such significant differences. If, based on the work we have performed, we conclude that there is any material misstatement in the other contents, we are required to report that fact. There are no matters to be reported by us regarding the other contents. Responsibilities of Management and Audit and Supervisory Committee for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with auditing standards generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. concern. Evaluate whether the presentation and notes to the consolidated financial statements are in accordance with auditing standards generally accepted in Japan, evaluate the overall presentation, structure and content of the consolidated financial statements, including the related notes thereto, and check whether the consolidated financial statements fairly represent the underlying transactions and accounting events. Plan and perform an audit of the consolidated financial statements to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to provide a basis for our opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion. We report to the Audit and Supervisory Committee regarding, among other matters, the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control that we identify during our audit process, and other matters required by the auditing standards. We also provide the Audit and Supervisory Committee with a statement that we have complied with relevant ethical requirements regarding independence, and if measures have been taken to remove matters or impediments reasonably considered to affect the auditor's independence or if safeguards have been applied to reduce such impediments to an acceptable level, we report the details of such measures or safeguards. Interest required to be disclosed by the Certified Public Accountants Act of Japan Our firm and our designated engagement partners do not have any interest in the Company or its subsidiaries which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan

Accounting Audit Report on Non-Consolidated Financial Statements

Independent Auditor's Report To the Board of Directors of SATORI ELECTRIC CO., LTD.: KPMG AZSA LLC Tokyo Office, Japan Tsutomu Fukushima July 11, 2025 Opinion Designated Limited Liability Partner Engagement Partner Certified Public Accountant Kenta Kurosu Designated Limited Liability Partner Engagement Partner Certified Public Accountant We have audited the financial statements, which comprise the balance sheet, the statement of operations, the statement of changes in net assets, the notes to the financial statements, and the supplementary schedules (collectively, the "Financial Statements, Etc.") of Satori Electric Co., Ltd. (the "Company"), as of May 31, 2025, and for the 83rd fiscal period from June 1, 2024 to May 31, 2025, in accordance with Article 436, Paragraph 2, Item 1 of the Companies Act. In our opinion, the Financial Statements, Etc. referred to above fairly present, in all material respects, the financial position and the results of operations of the Company for the period for which the Financial Statements, Etc. were prepared, in accordance with the auditing standards generally accepted in Japan. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Financial Statements, Etc." section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the Financial Statements, Etc. in Japan, and have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Other contents The business report and its supplementary schedules are comprised of other contents. Management is responsible for the preparation and presentation of such other contents. In addition, the Audit and Supervisory Committee is responsible for overseeing the directors' execution of their duties with regard to the development and operation of the Responsibilities of Management and Audit and Supervisory Committee for the Financial Statements, Etc. Management is responsible for the preparation and fair presentation of the Financial Statements, Etc. in accordance with auditing standards generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation and fair presentation of Financial Statements, Etc. that are free from material misstatement, whether due to fraud or error. In preparing the Financial Statements, Etc., management is responsible for assessing whether it is appropriate to prepare the Financial Statements, Etc. with the assumption of a going concern and for disclosing, as necessary, matters related to a going concern in accordance with auditing standards generally accepted in Japan. The Audit and Supervisory Committee is responsible for overseeing the directors' execution of their duties with regard to the development and operation of the Company's financial reporting process. Auditor's Responsibilities for the Audit of the Financial Statements, Etc. Our objectives are to obtain reasonable assurance about whether the Financial Statements, Etc. as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that expresses our opinion on the Financial Statements, Etc. based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users. As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement in the Financial Statements, Etc., whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selection and application of audit procedures is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances when making risk assessments, while the objective of the audit is not to express an opinion on the effectiveness of the entity's internal control Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates made by management and the appropriateness of the related notes thereto. Render a conclusion on the appropriateness of management's preparation of the Financial Statements, Etc. with the assumption of a going concern, and based on the audit evidence obtained, conclude whether any material uncertainty exists in relation to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we reporting process for other contents. Our opinion on the Financial Statements, Etc. does not cover other contents and we do not express any opinion thereon. Our responsibility for auditing the Financial Statements, Etc. is to read through the other contents and, in the process of reading, consider whether there is any significant difference between such other contents and the Financial Statements, Etc. or our knowledge obtained through the process of auditing, and also pay attention to whether there are any other signs of material error in the other contents other than such significant differences. If, based on the work we have performed, we conclude that there is a material misstatement in the other contents, we are required to report that fact. There are no matters to be reported by us regarding the other contents. conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the notes to the Financial Statements, Etc., or, if notes on material uncertainty are inadequate, to express a qualified opinion with exceptions on the Financial Statements, Etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern. Evaluate whether the presentation and notes to the Financial Statements, Etc. are in accordance with auditing standards generally accepted in Japan, evaluate the overall presentation, structure and content of the Financial Statements, Etc., including the related notes thereto, and check whether the Financial Statements, Etc. fairly represent the underlying transactions and accounting events. We report to the Audit and Supervisory Committee regarding, among other matters, the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control that we identify during our audit process, and other matters required by the auditing standards. We also provide the Audit and Supervisory Committee with a statement that we have complied with relevant ethical requirements regarding independence, and if measures have been taken to remove matters or impediments reasonably considered to affect the auditor's independence or if safeguards have been applied to reduce such impediments to an acceptable level, we report the details of such measures or safeguards. Interest required to be disclosed by the Certified Public Accountants Act of Japan Our firm and its our designated engagement partners do not have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Audit Report of the Audit and Supervisory Committee

Audit Report

We have audited the execution of the duties by the Directors during the fiscal year from June 1, 2024, to May 31, 2025, and hereby report the auditing method and the results thereof as follows:

1.	Auditing Method and Details Thereof

We received reports on a regular basis from Directors and employees, etc. regarding the contents of resolutions made by the Board of Directors on matters stipulated in Article 399-13, Paragraph 1, Item 1 (b) and (c) of the Companies Act and the status of establishment and operation of the system (i.e., the internal control system) developed based on such resolutions, requested explanations when necessary, expressed our opinions regarding such reports, and conducted an audit according to the following methods:

(i)	In accordance with the audit policy and the assignment of duties etc. established by the Audit and Supervisory Committee, and in coordination with the Company’s internal control division, we attended important meetings, received reports from Directors and employees, etc. regarding the matters concerning the performance of their duties, requested explanations when necessary, reviewed important documents for approval, etc., and examined the business and financial condition at the head offices and other important operating locations. With respect to domestic subsidiaries, a full-time Audit and Supervisory Committee member is concurrently holding a position as a corporate auditor of such subsidiaries and attended Board of Directors meetings and other important meetings of such subsidiaries, received reports concerning business, and requested explanations when necessary. With respect to overseas subsidiaries, the Audit and Supervisory Committee received reports concerning business from Directors and employees, etc. of such subsidiaries when necessary, and fully understood their business management status.
(ii)	We monitored and reviewed to make sure that the Accounting Auditor maintained its independent position and performed appropriate audits. In addition, we received reports from the Accounting Auditor on the status of the performance of their duties and requested explanations when necessary. We also received a notice from the Accounting Auditor to the effect that the “system to secure appropriate performance of duties” (i.e., the matters listed in each item of Article 131 of the Regulations for Corporate Accounting) has been established in accordance with the “Quality Control Standards for Audit” (Business Accounting Council), etc., and requested explanations when necessary.

Based on the methods specified above, we reviewed the business report and its supplementary schedules, non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of operations, non-consolidated statement of changes in net assets, and notes to non-consolidated financial statements) and the supplementary schedules thereof, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of operations, consolidated statement of changes in net assets, and notes to consolidated financial statements) for the relevant fiscal year.

2.	Audit Results
(1)	Audit Result for Business Report, etc.
(i)	We acknowledge that the business report and its supplementary schedules correctly represent the status of the Company in accordance with the laws and regulations and the Articles of Incorporation.
(ii)	No unlawful acts or significant facts in violation of the laws or regulations or the Articles of Incorporation have been recognized in relation to the execution of duties by the Directors.
(iii)	We acknowledge that the resolutions of the Board of Directors with respect to the internal control system are appropriate. In addition, we have found no matters to point out as to the description of the business report and the execution of duties by the Directors with respect to the internal control system.

(2)	Audit Result for Non-Consolidated Financial Statements and Supplementary Schedules

We acknowledge that the methods and results of the audit by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

(3)	Audit Result for Consolidated Financial Statements

We acknowledge that the methods and results of the audit by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

July 11, 2025
SATORI ELECTRIC CO., LTD.
Audit and Supervisory Committee
	Full-time Audit and Supervisory Committee member	Masaki Mogi	(seal)
	Audit and Supervisory Committee member	Hidetoshi Tawada	(seal)
	Audit and Supervisory Committee member	Seiji Sakata	(seal)
	Audit and Supervisory Committee member	Akiko Yukimaru	(seal)

(Note)	Audit and Supervisory Committee members, Mr. Hidetoshi Tawada, Mr. Seiji Sakata and Ms. Akiko Yukimaru, are Outside Directors as prescribed in Article 2, Item (xv) and Article 331, Paragraph (6) of the Companies Act.

End

The business combination described in this document involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws.

It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

Commencement Date of Electronic Provision Measures: July 25, 2025

Matters Not Stated in the Delivered Documents for the

Notice of Convocation of the Annual General Meeting of Shareholders

for the Fiscal Year Ended May 2025

Business Report

Status of the Accounting Auditor

System to Ensure Appropriate Services and Implementation of

Such System

Consolidated Financial Statements

Consolidated Statement of Changes in Net Assets

Notes on Consolidated Financial Statements

Financial Statements

Statement of Changes in Net Assets

Notes on Non-consolidated Financial Statements

(From June 1, 2024 to May 31, 2025)

Pursuant to the provisions of laws, regulations and Article 14 of the Articles of Incorporation, the matters listed above are not stated in the documents delivered to shareholders who have requested delivery of documents.

For this Annual General Meeting of Shareholders, a document excluding the above-mentioned matters from the full set of electronically provided materials will be sent to all shareholders, regardless of whether they have requested delivery of documents.

Business Report

Status of Accounting Auditor

(1)	Name of Accounting Auditor

KPMG AZSA LLC

(2)	Amount of Compensation, Etc.

Amount

- Amount of compensation, etc. for each Accounting Auditor in relation to the current fiscal year

Amount of compensation, etc. pertaining to the services set forth in Article 2, Paragraph 1 of the Certified Public Accountants Act (Act No. 103 of 1948)

64 million yen
- Total amount of monetary or other economic benefit the Company and the subsidiaries thereof are to pay to the Accounting Auditor	64 million yen

(Notes)

1.	Among the Company’s major subsidiaries, TAIWAN SATORI CO., LTD., HONG KONG SATORI CO., LTD., SMET SINGAPORE PTE. LTD., SM Electronic Technologies Pvt. Ltd. and THAI SATORI CO., LTD. have their respective financial documents subject to audit by a certified public accountant or an auditing firm other than the Company’s Accounting Auditor.
2.	Since the amounts of the audit compensation for the audit pursuant to the Companies Act and the audit pursuant to the Financial Instruments and Exchange Act are not clearly distinguished in the audit agreement entered into by and between the Company and the Accounting Auditor and they cannot be substantially distinguished, the sum of these amounts is shown in the section for the amount of compensation, etc. in relation to the current fiscal year in the table above.
3.	The Audit and Supervisory Committee has provided the Company with its consent to the compensation, etc. for the Accounting Auditor set forth in Article 399, Paragraph 1 of the Companies Act, based on its review on the details of the Accounting Auditor’s audit plan, the status of execution of its duties in the past fiscal years and the grounds for the estimated amount of the audit compensation, by obtaining necessary documents and reporting from Directors, related departments within the Company and the Accounting Auditor.
4.	In addition to the above, the Company has paid the Accounting Auditor six million (6,000,000) yen as additional compensation in relation to the previous fiscal year and twelve million (12, 000,000) yen as compensation pertaining to the audit on the comparative fiscal year for the International Financial Reporting Standards (IFRS), etc.

(3)	Details of Non-Auditing Services

There are no matters to be stated.

(4)	Policy on Determination of Dismissal of or Refusal to Reelect Accounting Auditor

The Audit and Supervisory Committee determines the details of the proposal related to dismissal of or refusal to reelect the Accounting Auditor that is to be submitted to the general meeting of shareholders, if such Committee considers it necessary to do so, for instance, in the case where the Accounting Auditor has difficulty in executing its duties.

Moreover, if it is found that the Accounting Auditor falls under any of the items listed in Article 340, Paragraph 1 of the Companies Act, the Accounting Auditor is dismissed subject to the consent of all the Audit and Supervisory Committee members. In such case, an Audit and Supervisory Committee member elected by such Committee reports that the Accounting Auditor has been dismissed and the reason therefor at the first general meeting of shareholders to be held after such dismissal.

System to Ensure Appropriate Services and Implementation of Such System

(Reference) Basic Policy on Corporate Governance

The Company has established the following matters as its basic corporate governance policy, seeks to enrich the same and enhance its corporate value on a medium to long term basis, and contributes to society through its business activities:

-	Ensuring transparency, soundness and compliance in terms of management; and
-	Timely and appropriate information disclosure and clarification of accountability to all stakeholders, including shareholders.

In addition, the status of corporate governance is indicated on the Company’s website below:

https://www.satori.co.jp/ir/strategy/governance.html

<System to Ensure Appropriate Services>

The Company has established the following Basic Policy regarding the establishment of the system (Internal Control System) as defined in Article 399-13, Paragraph 1, Item 1, (b) and (c) of the Companies Act:

1.	System to Ensure that Execution of Duties by Directors and Employees Conforms to the Laws and Regulations, and the Articles of Incorporation

(1)	In order to ensure the establishment of corporate ethics and compliance with the laws and regulations, the articles of incorporation, company regulations and social norms by Directors and employees of the Company and its subsidiaries (the “Satori Group”) the Company has established the “Ethical Standards for Corporate Behavior of the Satori Group.”
(2)	The Company has established the Compliance Risk Committee which is composed of the Representative Director as its chair, and others, in order to promote improvement and maintenance of the compliance system of the Satori Group as a whole and provide awareness programs and training for Directors and employees of the Satori Group (the “Officers and Employees”) as necessary.
(3)	The Audit Department under the direct control of the Audit and Supervisory Committee ensures appropriate services and reliable financial reporting by conducting audits on the services of each company within the Satori Group and assessing and reporting on their internal control over financial reporting.
(4)	Upon discovery of a serious violation of the laws and regulations or any other important fact with regard to compliance within the Satori Group, a Director shall immediately report such violation or fact to the Audit and Supervisory Committee and the Representative Director, and also report the same to the Management Committee without delay.
(5)	Regarding any violation of the laws and regulations or any other unethical conduct, etc., a system shall be established and managed to allow any of the Officers and Employees to submit a direct report to the Department in charge of personnel affairs or an outside lawyer under the “Internal Whistle-Blower Regulations.”

2.	System Regarding Storage and Management of Information on Execution of Duties by Directors

The Company stores and manages information on the execution of duties by Directors under the “Document Control Regulations” in an appropriate retrieval state.

The Company also handles the applicable information based on the “Information Security Management Regulations.”

3.	Regulations on Management of Risk of Loss and Other System

(1)	Based on the “Risk Management Regulations,” a department in charge shall be determined for each risk category in the Satori Group. Each department in charge shall take preventive measures for the applicable risks and shall continuously monitor the status thereof.
(2)	Various regulations for emergency measures, procedures to limit the spread of damage, restoration, and the prevention of a recurrence when a risk has occurred shall be promoted to avoid and minimize loss by rapidly and appropriately handling the problem.

4.	System to Ensure Efficient Execution of Duties by Directors

(1)	Important matters regarding management policies and strategies of the Satori Group shall be subject to deliberation by the Management Committee before deliberations by the Board of Directors.
(2)	Services shall be operated in accordance with the division of duties and the authorities stipulated in the “Regulations Regarding Division of Duties” and the “Regulations Regarding Official Authorities” to make services more specialized, sophisticated and efficient through the division of work. In addition, authorities may be delegated depending on the importance of the duties in order to enhance flexibility in decision-making and execution of services.

5.	System to Ensure Appropriateness of Services in Corporate Group Consisting of the Company and Subsidiaries

(1)	The “Ethical Standards of Corporate Behavior of the Satori Group” shall serve as the code of conduct for the Satori Group as a whole, and various regulations shall be developed and operated as required to secure the appropriateness and efficiency of services in the corporate group.
(2)	Regarding matters set forth in the “Subsidiaries Management Regulations,” subsidiaries shall be required to apply for prior approval from the Company and to report to the Company. In addition, in the event that business management and management guidance of the Company to subsidiaries have violated any of the laws and regulations or are suspected of violating social norms, a subsidiary may report to the Audit and Supervisory Committee of the Company and state its opinion to that effect.
(3)	As for the management of each subsidiary, the Company has in place a system that respects their autonomy and properly manages and supports each subsidiary depending on their position and size pursuant to the “Subsidiaries Management Regulations” in order to ensure appropriate and efficient execution of services.
(4)	In order to ensure the reliability of financial reports under the provisions of the Financial Instruments and Exchange Act, the Satori Group strives to secure a sound internal control environment and strengthen control activities at a company-wide level, thereby establishing and appropriately managing the internal control system for effective and valid evaluations.

6.	Matters Regarding Employees when Audit and Supervisory Committee Requests them to Assist Audit and Supervisory Committee’s Duties, Matters Regarding Such Employees’ Independence from Directors (Excluding Directors who are Audit and Supervisory Committee Members), and Matters Regarding Ensuring Effectiveness of Instructions Given to Such Employees

The Company places a full-time staff member as an employee to support the Audit and Supervisory Committee’s duties in the Audit Department under the direct control of the Audit and Supervisory Committee and thereby ensures the effectiveness of the Audit and Supervisory Committee’s instructions. The Audit and Supervisory Committee may instruct any matter required by its audit to appointed employees and such employees may not receive any instructions from the Directors (excluding Directors who are Audit and Supervisory Committee members) with respect to any of their activities on the designated audit.

Personnel transfers and personnel evaluations, etc. of such employees shall be determined subject to the prior approval of the Audit and Supervisory Committee to ensure independence from the Directors (excluding Directors who are Audit and Supervisory Committee members). In addition, such employees shall not double in a post related to the execution of services.

7.	System for Reporting to Audit and Supervisory Committee by Directors and Employees, and System to Ensure Effective Implementation of Audit by Audit and Supervisory Committee

(1)	The Audit and Supervisory Committee members shall attend the Management Committee and other important meetings as well as board meetings to understand the process of decision-making and the status of executing services. The Audit and Supervisory Committee members shall also read important approval documents on the execution of services and request explanations thereon by Officers and Employees if necessary. Such Officers and Employees shall promptly make an appropriate report in response thereto.
(2)	When the Company finds a fact of an act committed by any of the Officers and Employees which may cause serious damage to the Satori Group such as violation of laws or regulations, the Company immediately report such fact to the Audit and Supervisory Committee.
(3)	The Company prohibits any disadvantageous treatment against any Officer or Employee who reported such fact to the Audit and Supervisory Committee for the reason that such Officer or Employee has made such report, and makes this policy known to the Officers and Employees.
(4)	The Audit and Supervisory Committee shall convene periodic meetings to exchange opinions with the Representative Director, the Audit Department, the Accounting Auditor, and auditors of subsidiaries.
(5)	When any of the Audit and Supervisory Committee members request that the Company make advance payment of expenses, etc. associated with the execution of their duties, the department in charge thereof shall review such request and promptly process the expenses or debts related to such request, unless the relevant request is considered unnecessary for the execution of their duties.

8.	Basic Policy on Elimination of Antisocial Forces, and Maintenance Thereof
(1)	Basic Policy

Under the basic policy on elimination of antisocial forces and fair and ethical business conduct included in the “Ethical Standards for Corporate Behavior of the Satori Group,” the Satori Group maintains a firm attitude towards antisocial forces that pose a threat to social order and safety, and strictly avoids any association with them.

(2)	Maintenance of Such Policy
・	Under the “Compliance Risk Committee Regulations” and the “Risk Management Regulations,” the Satori Group clearly states a management framework which has the Compliance Risk Committee at the top, has a department in charge of controlling the response to antisocial forces, and appoints a person in charge of preventing unjust demands by antisocial forces.

・	The Company belongs to Public Interest Incorporated, a Special Violent Crimes Prevention Association in the Metropolitan Police Department Area, and has established a close system of cooperation with related entities such as the police.

<Outline of Implementation Status of System to Ensure Appropriate Services>

The outline of the implementation status of the system to ensure the appropriateness of the Company’s services during the current fiscal year is as follows:

1.	Efforts Related to Compliance System

(1)	The Company has made the “Ethical Standards for Corporate Behavior of the Satori Group” universally known among the Officers and Employees and conducts regular self-inspections regarding compliance with various laws and regulations and information security, and seeks to enhance the Officers’ and Employees’ compliance awareness through implementing internal training and guidance on compliance related to each separate topic.
(2)	The Compliance Risk Committee has exerted its efforts to ensure the compliance system through monitoring the compliance status of each company in the Satori Group.

2.	Efforts Related to Risk Management System

(1)	The Compliance Risk Committee seeks thorough risk management of the Satori Group’s major risks by sharing information, reviewing measures, etc. Moreover, in the case of any event arising that may cause a significant impact on its corporate activities, the Company shall respond thereto in accordance with the “Risk Management Regulations.”
(2)	The Company strengthens the transaction examination system of the Satori Group as a whole and exerts its efforts to visualize any risk related to transactions and avoid and minimize risk of loss.
(3)	The Company continues to review the Satori Group’s Business Continuity Plan (BCP) in order to enhance its effectiveness. Furthermore, the Company regularly holds emergency drills for preparation in the event of a natural disaster.

3.	Efforts Related to Ensuring Effectiveness of Execution of Duties

(1)	The Company seeks effective execution of services in each segment by clarifying the division of duties and decision-making authority.
(2)	The Company implements assessment of the effectiveness of the Board of Directors by means of a third-party body.

4.	Efforts Related to Group Management

The Company exerts its efforts to consolidate the business management of its subsidiaries in accordance with the “Subsidiaries Management Regulations.” Moreover, important matters regarding management policies and strategies of the Satori Group are subject to prior deliberation and decision by the Management Committee (including its sub-committee, the Business Management Committee).

5.	Efforts Related to Ensuring Appropriate Audits by Audit and Supervisory Committee

(1)	The Audit and Supervisory Committee members attend important meetings of the Board of Directors, the Management Committee, and the Compliance Risk Committee, etc., receive reports on the status of execution of duties, etc. and make proposals, etc., as necessary. Furthermore, the Audit and Supervisory Committee holds regular information exchange meetings with the Representative Director, Audit Department and Accounting Auditor in order to share information and exchange opinions on audit activity.
(2)	The Audit Department implements internal audits of each company within the Satori Group based on the internal audit plan, provides indications for improvement and makes periodic reports on the status of internal audits to the Audit and Supervisory Committee and the Board of Directors.

<Overview of Corporate Governance System>

General Meeting of Shareholders
Appointment and dismissal
Appointment and dismissal
Appointment and dismissal
Request for advice
Response
Nomination and Compensation Advisory Committee
Board of Directors
Directors who are not Audit and Supervisory Committee members
Audit and supervision
Report
Audit and Supervisory Committee
Directors who are Audit and Supervisory Committee members
Cooperation
Accounting Auditor
Compliance Risk Committee
Reference and report to
Selection, removal and supervision
Audit
Cooperation
Report
Management Committee
President & Executive Officer
Audit Department
Human Capital Strategy Committee
Sustainability Promotion Committee
SMET Business Management Committee
SystematIC Business Management Committee
Accounting audit
Each department and group companies
Internal audit and internal control assessment

General Meeting of Shareholders Appointment and dismissal Appointment and dismissal Appointment and dismissal Board of Directors Nomination and Compensation Advisory Committee Response Directors who are not Audit and Supervisory Committee members Audit and Supervision Report Audit and Supervisory Committee Directors who are Audit and Supervisory Committee members Cooperation Accounting Auditor Compliance Risk Committee Reference and report to Selection, removal and supervision Audit Cooperation Human Capital Strategy Committee Sustainability Promotion Committee SMET Business Management Committee SystematIC Business Management Committee President & Executive Officer Report Audit Department Accounting audit Each department and group companies Internal audit and internal control assessment

Consolidated Financial Statements

Consolidated Statement of Changes in Net Assets (from June 1, 2024 to May 31, 2025)

				(million yen)
	Shareholders’equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of June 1, 2024	2,611	3,447	27,288	(4,940)	28,407
Change during fiscal year
Dividends of surplus			(1,335)		(1,335)
Profit attributable to owners of parent			2,524		2,524
Purchase of treasury shares				(67)	(67)
Disposal of treasury shares		23		80	104
Change in ownership interest of parent due to transactions with non-controlling interests		(482)	(11)		(493)
Other			(0)		(0)
Net changes in items other than shareholders’ equity
Total changes during fiscal year	-	(458)	1,176	13	730
Balance as of May 31, 2025	2,611	2,988	28,465	(4,927)	29,138

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Total accumulated other comprehensive income	Non-controlling interests	Total net assets
Balance as of June 1, 2024	1,795	(23)	22	3,239	5,034	1,527	34,969
Change during fiscal year
Dividends of surplus							(1,353)
Profit attributable to owners of parent							2,524
Purchase of treasury shares							(67)
Disposal of treasury shares							104
Change in ownership interest of parent due to transactions with non-controlling interests							(493)
Other							(0)
Net changes in items other than shareholders’ equity	(709)	29	(0)	(1,172)	(1,853)	(540)	(2,393)
Total changes during fiscal year	(709)	29	(0)	(1,172)	(1,853)	(540)	(1,663)
Balance as of May 31, 2025	1,085	6	21	2,067	3,181	987	33,306

Notes on Consolidated Financial Statements

[Notes on Important Matters That Are to Become the Basis for Preparation of Consolidated Financial Statements]

1.	Matters Regarding the Scope of Consolidation
(1)	Number of Consolidated Subsidiaries and the Names of Consolidated Subsidiaries

Number of consolidated subsidiaries: 16 companies

Names of consolidated subsidiaries:

SATORI PINICS CO., LTD.

STAR ELECTRONICS Co., Ltd.

SATORI SP TECHNOLOGY CO., LTD.

TAIWAN SATORI CO., LTD.

HONG KONG SATORI CO., LTD.

SHANGHAI SATORI CO., LTD.

KOREA SATORI CO., LTD.

THAI SATORI CO., LTD.

SM Electronic Technologies Pvt. Ltd.

SMET SINGAPORE PTE. LTD.

SATORI E-TECHNOLOGY (AMERICA) INC.

SATORI ELECTRIC (GERMANY) GmbH

MAGnetIC Holding B.V.

(2)	Names, Etc. of Major Unconsolidated Subsidiaries

Major unconsolidated subsidiary:

SHENZHEN SATORI CO., LTD.

(Reason for unconsolidated subsidiary’s exclusion from the scope of the consolidation)

The unconsolidated subsidiary (SHENZHEN SATORI CO., LTD.) was excluded from the scope of the consolidation because the scale of its operations is small and its total assets, net sales, net profit or loss for the current period (amount corresponding to the equity interests) and retained earnings (amount corresponding to the equity interests), etc. do not have any material impact on the consolidated financial statements.

2.	Matters Regarding Application of the Equity Method

The unconsolidated subsidiary (SHENZHEN SATORI CO., LTD.) was excluded from the scope of application of the equity method because the impact on net profit or loss for the current period (amount corresponding to the equity interests) and retained earnings (amount corresponding to the equity interests), etc. is insignificant, with no importance as a whole.

3.	Matters Regarding Accounting Policies
(1)	Valuation Criteria and Method of Valuation for Important Assets
(i)	Securities:

Other securities:

Securities other than shares, etc. without market prices:

Stated at fair value (valuation differences are recognized directly in net assets; the cost of securities sold is calculated by the moving-average method).

Shares, etc. without market prices:

Stated at cost using the moving-average method.

(ii)	Derivatives:

Stated at fair value

(iii)	Valuation criteria and method of valuation for inventories:

(a)	Merchandise, finished goods and raw materials:

Stated primarily at cost using the moving-average method (the value stated in the balance sheets is calculated by writing down the book value based on declining profitability)

(b)	Work in process:

Stated primarily at cost using the specific identification method (the value stated in the balance sheets is calculated by writing down the book value based on declining profitability)

(2)	Depreciation Methods for Important Depreciable Assets
(i)	Property, plant and equipment (excluding lease assets)

The declining-balance method is principally adopted; however, for the Company and its consolidated domestic subsidiaries, buildings (excluding building accessories) acquired on or after April 1, 1998, and building accessories and structures acquired on or after April 1, 2016, are depreciated by using the straight-line method. The useful lives are determined primarily pursuant to the same standards as the method prescribed in the Corporation Tax Act.

(ii)	Intangible assets (excluding lease assets) The straight-line method is used.

The useful lives and residual values are determined primarily pursuant to the same standards as the method prescribed in the Corporation Tax Act; provided, however, that, software (for internal use) is amortized using a straight-line method based on the estimated internal useful life, and software (for market sale) is amortized using the method under which the greater of the following amounts is recorded:

(a) the amount of amortization based on the estimated sales volume, or (b) the amount of amortization on a straight-line basis over the estimated remaining sales-effective period. The initial estimated sales-effective period is set at three (3) years.

Customer-related intangible assets and technology-related intangible assets are amortized over the periods in which the benefits are realized; the amortization periods are as follows:

Customer-related intangible assets: 10 years

Technology-related intangible assets: 5 years

(iii)	Lease assets

Lease assets pertaining to finance lease transactions that do not transfer ownership

Lease assets are depreciated using a straight-line method over the lease period as the useful life, with zero residual value.

(3)	Recording Criteria for Important Allowances and Provisions
(i)	Allowance for doubtful accounts

To provide for losses from uncollectible receivables, an allowance is recorded for ordinary receivables based on the historical bad-debt ratio, and for specific doubtful receivables, an amount equal to the estimated uncollectible is recorded based on an individual assessment of collectability.

(ii)	Provision for bonus for Directors (and other officers)

To provide for the payment of bonuses to Directors (and other officers), an amount to be borne as of the end of the current consolidated fiscal year is recorded based on the estimated annual amount to be paid as of the end of the current consolidated fiscal year.

(iii)	Provision for share awards for Directors (and other officers)

To provide for the delivery and payment of the Company’s shares, the estimated amount of shares to be delivered and paid that correspond to the number of points allotted to Directors (and other officers) is recorded in accordance with the Share Delivery Regulations.

(iv)	Provision for losses on business transfer

An amount is recorded for the estimated losses expected to arise in the future in connection with the share transfer following the company split.

(4)	Accounting Policies for Retirement Benefits

In order to prepare for retirement benefits to employees, the liabilities for retirement benefits are recorded primarily based on the estimated amount of retirement benefit obligations as of the end of the current consolidated fiscal year.

(i)	Method for attributing the estimated retirement benefits to periods

In calculating retirement benefit obligations, the benefit formula method is applied to attribute the estimated retirement benefits to the periods up to the end of the current consolidated fiscal year.

(ii)	Recognition of actuarial gain/loss and amortization of past service cost Actuarial gain/loss is recognized in full as an expense in the year incurred.

Past service cost is amortized using the straight-line method over a fixed number of years (i.e., five (5) years) within the average remaining service period of employees at the time of occurrence thereof.

(5)	Standards for Recording Revenues and Expenses

The Group’s main businesses constitute the sale of semiconductors and electronic components and the development, design, manufacture and sale of products. In part of its industrial infrastructure business, the Group engages in the sale of electronic equipment and the development, design, manufacture and sale of products.

The details of the main performance obligations in the major businesses and the regular timing when such performance obligations are fulfilled (i.e., the usual timing of revenue recognition) are as follows:

Revenue is mainly recognized at the time when merchandise and finished goods are delivered to a customer, which is the timing when control of the merchandise and finished goods is transferred to the customer. Also, in the export sales transactions, except for transactions that require a substantive acceptance inspection, revenue is recognized at the time when the risks are transferred to the customer in accordance with Incoterms.

In part of the Group’s industrial infrastructure business, revenue is recognized at the time when a customer inspects and accepts the merchandise and finished goods. In addition, for contracts under which services are provided over the contract term (e.g., maintenance services), revenue is recognized evenly over the contract period.

For transactions related to sale of goods or services for which the Company acts as an agent, the net amount of the consideration received from the customer less the amount payable to suppliers is recognized as revenue.

In determining whether acting as a principal or an agent, a comprehensive determination is made based on the following indicators:

•	whether the Company bears the primary responsibility for performing the contract on the goods or services;
•	whether the Company bears inventory risk before and/or after the goods or services are transferred to the customer; and
•	whether the Company has discretion in setting the prices of the goods or services.

As consideration for the transaction is received within approximately one (1) year after the fulfillment of performance obligations, significant financing components are not included.

(6)	Significant Hedge Accounting Methods
(i)	Hedge accounting methods

Deferral hedge accounting is adopted. The exceptional accounting method is adopted for interest rate swaps that meet the special matching criteria (“Tokureishori”).

(ii)	Hedging instruments and hedged items

Hedging instruments:

Foreign exchange forward contracts and interest rate swaps

Hedged items:

Foreign exchange forward contracts: Receivables and payables denominated in foreign currencies, and forecast transactions denominated in foreign currencies

Interest rate swaps: Interest on borrowings.

(iii)	Hedging policy

The Company uses foreign exchange forward contracts for the purpose of hedging risks arising from fluctuations in exchange rates, and uses foreign exchange forward contracts to the extent necessary based on contracts and other arrangements pertaining to ordinary business transactions denominated in foreign currencies; the Company has a policy of not engaging in speculative transactions.

The interest rate swap transactions are exclusively for funds procurement, and the Company uses interest rate swap transactions to reduce funds procurement costs; the Company has a policy of not engaging in speculative transactions.

(iv)	Method for evaluating hedge effectiveness

From the commencement of hedging to the timing of effectiveness assessment, the cumulative fluctuation in cash flows of the hedging instruments is compared with the cumulative fluctuation in cash flows of the hedged items, and hedge effectiveness is assessed based on the amounts of such fluctuations. For interest rate swaps to which the exceptional accounting method is applied, the evaluation of hedge effectiveness is omitted.

(7)	Method and Period of Amortization of Goodwill

Goodwill is evenly amortized over a reasonable period of no longer than ten (10) years, determined for each individual case.

(8)	Other Significant Matters for Preparing Consolidated Financial Statements

Application of the group tax sharing system

The Company and certain domestic consolidated subsidiaries apply the group tax sharing system.

[Notes on Changes in Accounting Policies]

(Application of the “Accounting Standard for Current Income Taxes,” etc.)

The Company has applied the “Accounting Standard for Current Income Taxes” (ASBJ Statement No. 27, October 28, 2022; the “2022 Revised Accounting Standard”), etc. from the beginning of the current consolidated fiscal year. With respect to the revisions regarding the classification of income taxes (taxation on other comprehensive income), the Company follows the transitional treatment prescribed in the proviso to paragraph 20-3 of the 2022 Revised Accounting Standard and the transitional treatment prescribed in the proviso to paragraph 65-2 (2) of the “Guidance on Accounting Standard for Tax Effect Accounting” (ASBJ Guidance No. 28, October 28, 2022; the “2022 Revised Guidance”). This change in accounting policies has no effect on the consolidated financial statements.

In addition, with respect to the revisions related to the review of the treatment in the consolidated financial statements when gains or losses on the sale of subsidiary shares, etc. among consolidated companies are deferred for tax purposes, the Company has applied the 2022 Revised Guidance from the beginning of the current consolidated fiscal year. This change in accounting policies has been applied retrospectively, and the consolidated financial statements for the previous consolidated fiscal year are those prepared after retrospective application. This change has no effect on the consolidated financial statements.

(Application of “Accounting for and Disclosure of Current Taxes Related to the Global Minimum Tax Rules”)

The Company has applied the “Accounting for and Disclosure of Current Taxes Related to the Global Minimum Tax Rules” (ASBJ Practical Solution No. 46, March 22, 2024) from the beginning of the current consolidated fiscal year. This change in accounting policies has an immaterial impact on the consolidated financial statements.

[Notes on Accounting Estimates]

1.	Valuation of Inventories

(1)	Amounts Recognized in the Consolidated Financial Statements
Current Consolidated Fiscal Year (million yen)
Merchandise and finished goods	12,059
Work in process	294
Raw materials and supplies	1

Note: This accounts for 15.6% of consolidated total assets.

(2)	Information on the Content of Significant Accounting Estimates Pertaining to the Identified Items

For merchandise and finished goods and raw materials that have remained on hand beyond a specified holding period (“Slow-Moving Inventory”), the Group applies a method under which the book value is written down on a systematic basis pursuant to a policy determined based on the past sales results and disposal results, so as to reflect the fact of any decline in profitability.

While efforts are made to maintain an appropriate inventory level, taking into account a comprehensive consideration of customers’ requirements, suppliers’ supply conditions and market trends, the electronics industry to which the Group belongs is characterized by extremely rapid changes in technological innovation and business environment, and customers’ required functions are increasingly diverse and complex, and therefore, unexpected shrinkage in market size may occur. Accordingly, when product demand fluctuates significantly due to factors beyond management’s control, a portion of the inventory may become slow-moving.

Consequently, if the valuation policy for Slow-Moving Inventory were to deviate from actual conditions, there is a possibility that a decline in profitability would not be appropriately reflected in the consolidated financial statements. If future product demand decreases, this could have a significant impact on profit or loss in the consolidated financial statements for the following consolidated fiscal year.

2.	Recoverability of Deferred Tax Assets
(1)	Amounts Recorded in the Consolidated Financial Statements of the Current Consolidated Fiscal Year
Current consolidated fiscal year (million yen)
Deferred tax assets (before offsetting against deferred tax liabilities)	1,241

(2)	Information on Details of Significant Accounting Estimates Pertaining to Identified Items

The Group’s deferred tax assets are recorded to the extent that they are deemed capable of reducing the tax burden after deductible temporary differences and tax losses carried forward are offset against the estimated amount of future taxable income and the expected amount of reversal of taxable temporary differences.

The recoverability of deferred tax assets is determined based on future taxable income, tax planning, the schedule for the reversal of taxable temporary differences, and other factors. In addition, the estimates of future taxable income are prepared in consideration of information on external factors (e.g., the business environment) and internal information.

The timing at which taxable income will arise, and the amount thereof, may be affected by the business plan, deterioration in the business environment, and other factors. If there is a significant change in the assumptions used for the estimate, there is a possibility of a material impact on profit or loss in the consolidated financial statements for the following consolidated fiscal year.

3.	Valuation of Goodwill Recognized Through the Acquisition of MAGnetIC Holding B.V.
(1)	Amounts Recorded in the Consolidated Financial Statements of the Current Consolidated Fiscal Year
Current consolidated fiscal year (million yen)
Goodwill	1,314

(2)	Information on Details of Significant Accounting Estimates Pertaining to Identified Items
(i)	Method for calculating the amounts recorded in the consolidated financial statements of the current consolidated fiscal year

Goodwill is calculated as the difference between the acquisition costs and net assets after appropriately performing the allocation procedures of the acquisition value as of the business combination date. The goodwill amortization period is determined by calculating the payback period of investment capital based on the relevant business plan.

With regard to the book value of goodwill resulting from the acquisition of a consolidated subsidiary, a grouping is performed on a larger unit that adds goodwill to the asset group related to the business of such consolidated subsidiary, and it is determined whether any indication of impairment exists. If any indication of impairment is found, a determination is made as to whether it is necessary to recognize an impairment loss by way of the estimates on the recoverable amount based on future cash flows. In determining whether there are any such indicators, factors such as deviations from the business plan and deterioration in the business environment are taken into account, and based on the foregoing, we have determined that there are no indications of impairment.

(ii)	Key assumptions used in calculating the amounts recognized in the current consolidated fiscal year consolidated financial statements

In determining whether indicators of impairment exist, a comprehensive assessment is made based on the latest business plan and the assumptions underlying the estimates for the target business, including net sales growth rate, gross profit margin, operating margin, headcount plan, revenue recognition outlook for individual projects, and the status of progress in new business negotiations, to determine whether any matters corresponding to indicators of impairment, including significant deterioration in the business environment, have occurred.

(iii)	Impact on the consolidated financial statements for the following consolidated fiscal year

The major assumptions set forth above are established as reasonable estimates based on information currently available and management’s judgment; however, future results may deviate from the initial estimates due to fluctuations in the business environment and uncertainties in customer trends. As a result, there is a possibility of a significant impact on the book value of goodwill in the consolidated financial statements for the following consolidated fiscal year.

[Additional information]

(Board Benefit Trust)

For the purpose of enhancing awareness of contributing to medium- to long-term improvement of business performance and corporate value, as of October 14, 2022, the Company has introduced a performance-linked stock compensation plan using a trust (i.e., the “Board Benefit Trust”) for its Directors (excluding Directors who are Audit and Supervisory Committee members and Outside Directors), Executive Officers who have entered into an entrustment contract with the Company, and the Directors of the Company’s domestic subsidiaries (excluding Non-Executive Directors and Outside Directors) as well as Executive Officers who have entered into entrustment contracts with the Company’s domestic subsidiaries (collectively, the “Directors, Etc.”).

(1)	Outline of the Transaction

This plan is a stock compensation plan under which a trust established through a monetary contribution by the Company (the “Trust”) acquires the Company’s shares, and the Company’s shares in a number corresponding to the number of points granted by the Company to each of the Directors, Etc. are delivered to such Directors, Etc. through the Trust. Under this plan, the Company’s shares shall be delivered to Directors, Etc. who are in office during the five (5) fiscal years from the fiscal year ending May 31, 2023 to the fiscal year ending May 31, 2027.

The points shall be granted for each period subject to the Company’s medium-term management plan (the “MTP Period”), and, in principle, the point grant date shall be the date of the meeting of the Board of Directors held immediately following the Company’s annual shareholders meeting convened immediately following the end of each MTP Period.

As for the first MTP Period, the points shall be granted if all of the targets set by the Company for the three indicators, namely, “net sales,” “operating income” and “return on equity (ROE)” in fiscal year 2023 (i.e., the final year of “Medium-Term Management Plan 2023”) are achieved. Similarly, for the immediately following MTP Period (the “Medium-Term Management Plan 2026,” announced in July 2024), the points shall be granted if all of the targets set by the Company for the indicators in fiscal year 2026 (i.e., the final year of the “Medium-Term Management Plan 2026”) are achieved.

In principle, the Company’s shares shall be delivered to the Directors, Etc. when they no longer hold their positions as Directors, Executive Officers or any other positions determined by the Board of Directors.

(2)	Treasury Stock Remaining in the Trust

The Company’s shares remaining in the Trust are recorded as treasury shares under net assets at their book value in the Trust (excluding ancillary expenses). The book value of such treasury shares as of the end of the current consolidated fiscal year is 582 million yen, and the number of shares is 475,100 shares.

[Notes on the Consolidated Balance Sheet]

The balances of receivables arising from contracts with customers are as follows:

Notes receivable – trade: 330 million yen

Accounts receivable – trade: 36,615 million yen

Electronically recorded monetary claims – operating: 5,742 million yen

[Notes on the Consolidated Statement of Operations]

Impairment losses

In the current consolidated fiscal year, the Group has recorded impairment losses for the following asset group:

Location	Use	Type	Impairment Losses (million yen)
Kamakura-shi, Kanagawa	Idle assets	Land	19

In principle, the Group performs groupings for idle assets on an individual property basis.

In the current consolidated fiscal year, the book value of the above-mentioned idle assets was reduced to the recoverable amount, and the amount of the reduction was recorded as impairment losses (19 million yen) under special losses.

The recoverable amount was measured at net sales value and calculated based on the contract price.

[Notes on Consolidated Statement of Changes in Net Assets]

1.	Matters Regarding the Type and Total Number of Shares Issued
Type of shares	Number of shares at beginning of period (thousand shares)	Increase in shares during period (thousand shares)	Decrease in shares during period (thousand shares)	Number of shares at end of period (thousand shares)
Common shares	17,946	-	-	17,946

2.	Matters Regarding Dividends
(1)	Dividends Paid

Matters regarding dividends pursuant to the resolution of the Board of Directors held on July 12, 2024

Total amount of dividends: 741 million yen

Dividend per share: 50 yen Record date: May 31, 2024

Effective date: August 5, 2024

(Note) The total amount of dividends pursuant to the resolution of the Board of Directors held on July 12, 2024, includes 25 million yen of dividends on the Company’s shares held by a trust in connection with the stock compensation plan.

Matters regarding dividends pursuant to the resolution of the Board of Directors held on December 18, 2024

Total amount of dividends: 594 million yen

Dividend per share: 40 yen Record date: November 30, 2024

Effective date: February 14, 2025

(Note) The total amount of dividends pursuant to the resolution of the Board of Directors held on December 18, 2024, includes 20 million yen of dividends on the Company’s shares held by a trust in connection with the stock compensation plan.

(2)	Dividends with Record Dates that Fall within the Current Consolidated Fiscal Year, the Effective Date of Which Falls in the Following Consolidated Fiscal Year

Matters regarding dividends pursuant to the resolution of the Board of Directors held on July 14, 2025

Total amount of dividends: 683 million yen

Source of dividends: Retained earnings

Dividend per share: 46 yen

Record date: May 31, 2025

Effective date: August 5, 2025

(Note) The total amount of dividends pursuant to the resolution of the Board of Directors held on July 14, 2025, includes 23 million yen of dividends on the Company’s shares held by a trust in connection with the stock compensation plan.

3.	Matters Regarding Share Options

There are no matters to be stated.

[Notes on Financial Instruments]

1.	Matters Regarding Status of Financial Instruments
(1)	Policy on Efforts Related to Financial Instruments

The Group conducts necessary financing such as by taking out borrowings from financial institutions in accordance with a financing plan. Temporary surplus funds are subject to safe and secure investment and no investments shall be made for any speculative purposes.

Derivatives are used for hedging the risks described below, and the Group has a policy of not engaging in any speculative transactions.

(2)	Details and Risks of Financial Instruments

Notes and accounts receivable - trade, and electronically recorded monetary claims - operating, are exposed to customer credit risks. Trade receivables and payables denominated in foreign currencies are exposed to exchange rate fluctuation risks but are hedged by using foreign exchange forward contracts.

Investment securities consist primarily of shares in corporations having a business relationship with the Group and are exposed to market price fluctuation risks.

Notes and accounts payable - trade, electronically recorded obligations - operating, and income taxes payable are due within a year.

Borrowings and bonds payable are used as a financing method related primarily to business transactions. Part of the borrowings is exposed to interest fluctuation risks.

Derivatives trading is a kind of foreign exchange forward contract executed for the purpose of hedging exchange rate fluctuation risks related to trade receivables and payables denominated in foreign currencies. Please refer to 3. Matters Regarding Accounting Policies, (6) Significant Hedge Accounting Methods under the “Notes on Important Matters that are to Become the Basis for Preparation of Consolidated Financial Statements” above for details on the hedging instruments and hedged items related to hedge accounting, the hedging policy, and the valuation criteria for hedge effectiveness, etc.

(3)	Risk Management System Related to Financial Instruments
(i)	Management of credit risks (risks related to breach of contract by customers, etc.)

The Group regularly monitors the status of trade receivables pertaining to major customers for each business department in accordance with the Sales Management Regulations, manages the deadlines and balances pertaining to each customer, and aims for early detection and mitigation of concerns related to collection of trade receivables arising from deterioration of the customer’s financial status, etc.

Derivatives are only used for transactions with high credit rating financial institutions, in order to mitigate credit risks.

(ii)	Management of market risks (exchange rate fluctuation risks)

The Company and some of its consolidated subsidiaries hedge currency exchange fluctuation risks detected in relation to trade receivables and payables denominated in foreign currencies during each month for each currency by using foreign exchange forward contracts, in principle. Foreign exchange forward contracts are executed for trade receivables and payables denominated in foreign currencies which are expected to definitely arise from forecast transactions related to exports and imports, depending on the exchange rate conditions.

With respect to investment securities, the Group regularly confirms the fair value thereof and the financial status of the issuer (customer corporation), etc., and continuously reviews the holding status thereof by taking the market conditions and the Group’s relationship with the customer corporation into consideration.

The Group executes and manages derivatives trading in accordance with the company regulations which stipulate provisions on the authority to execute trading.

(iii)	Management of liquidity risks related to financing (risk of becoming unable to make payments by the deadline)

The Group manages liquidity risks such as by having each company prepare a monthly financing plan.

2.	Matters Regarding Fair Value of Financial Instruments, etc.

The amounts of items recorded in the consolidated balance sheet as of May 31, 2025, the fair value thereof, and the balance between such figures are as follows:

	Amount recorded in the consolidated balance sheet (million yen)	Fair value (million yen)	Balance (million yen)
Investment securities	3,074	3,074	-
Total assets	3,074	3,074	-
Bonds payable	1,400	1,376	(23)
Long-term borrowings (Note) 2	2,867	2,832	(34)
Total liabilities	4,267	4,209	(57)
Derivatives (Note) 3	10	10	-

(Notes) 1.	Notes on “cash” have been omitted, and the figures for “deposits,” “notes and accounts receivable - trade,” “electronically recorded monetary claims - operating,” “notes and accounts payable - trade,” “electronically recorded obligations - operating,” “short-term borrowings (excluding current portion of long-term borrowings),” “accrued expenses,” “income taxes payable” and “deposits received” have been omitted, as the fair value thereof approximate the book value thereof since these items are settled in a short period of time.
2.	Presented in the sum of the current portion of long-term borrowings and long-term borrowings.
3.	Net assets and liabilities arising from derivatives trading are presented on a net basis, and net liabilities are presented in parentheses.
4.	Shares with no market prices, etc.

Classification		Amount recorded in the consolidated balance sheet (million yen)
Unlisted shares	Investment securities	133
Unlisted shares are not included in “investment securities.”

3.	Matters Regarding Breakdown, etc. of Fair Value of Financial Instruments by Level

The fair value of financial instruments is classified into the following three levels, depending on the observability and significance of inputs used for calculating such fair value.

Level 1 fair value:

Fair value calculated using, from among the observable inputs used for calculating fair value, the quoted prices of assets or liabilities which are created in active markets and are subject to such calculation of fair value.

Level 2 fair value:	Fair value calculated using, from among the observable inputs used for calculating fair value, the inputs used for calculating fair value other than those set forth in level 1.
Level 3 fair value:	Fair value calculated using unobservable inputs used for calculating fair value.

If two or more inputs are used which have significant impacts on the calculation of fair value, the fair value is classified into the level with the lowest priority in calculating the fair value from among the levels to which each of the inputs belong.

(1)	Financial Instruments Recorded at Fair Value in the Consolidated Balance Sheet Current consolidated fiscal year (May 31, 2025)
	Fair value (million yen)
Classification	Level 1	Level 2	Level 3	Total
Investment securities	3,074	-	-	3,074
Derivatives	-	10	-	10
Total assets	3,074	10	-	3,084

(2)	Financial Instruments other than those Recorded at Fair Value in the Consolidated Balance Sheet Current consolidated fiscal year (May 31, 2025)

	Fair value (million yen)
Classification	Level 1	Level 2	Level 3	Total
Payable Bonds	-	1,376	-	1,376
Long-term borrowings	-	2,809	-	2,809
Toal liabilities	-	4,186	-	4,186

(Notes) Explanations of the valuation technique and inputs used for calculating fair value

Investment securities

Listed shares are valued using quoted prices. The fair value of listed shares is classified into level 1 as they are traded in active markets.

Derivatives trading

Derivatives are traded over the counter, and the fair value thereof is calculated based on the prices presented by the counterparty financial institution, etc., and is classified into level 2, as no quoted prices are presented.

Payable bonds

The fair value of payable bonds issued by the Company is calculated using the discounted cash flow method based on the sum of principal and interest and an interest rate reflecting the remaining maturity of and credit risks related to such payable bonds, and is classified into level 2.

Long-term borrowings

The fair value of long-term borrowings with variable interest is based on the book value thereof, as the fair value thereof is considered to approximate the book value since such borrowings reflect the market interest rate in a short period of time. The fair value of long-term borrowings with fixed interest is calculated using the discounted cash flow method based on the sum of principal and interest and an interest rate reflecting the remaining maturity of and credit risks related to such debts. The fair value of these transactions is classified into level 2.

[Notes on Revenue Recognition]

1.	Information on Disaggregation of Revenue from Contracts with Customers
						(million yen)
	Reportable segment
	Industrial Infrastructure business	Enterprise business	Mobility business	Global business	Subtotal	Total
Revenue from contracts with customers	28,663	39,125	39,452	49,001	156,242	156,242
Net sales to outside customers	28,663	39,125	39,452	49,001	156,242	156,242

2.	Basic Information for Understanding Revenue

The basic information for understanding revenue is as presented in 3. Matters Regarding Accounting Policies, (5) Standards for Recording Revenues and Expenses under the “[Notes on Important Matters that are to Become the Basis for Preparation of Consolidated Financial Statements.]”

3.	Information for Recognizing Amounts of Revenue for the Period under Review and Years to Follow
(1)	Balance of Receivables Arising from Contracts with Customers and Balance of Contract Liabilities, etc.
	Current consolidated fiscal year
	Balance at beginning of period (million yen)	Balance at end of period (million yen)
Receivables arising from contracts with customers	41,442	42,688
Notes receivable - trade	525	330
Accounts receivable - trade	35,164	36,615
Electronically recorded monetary claims – operating	5,753	5,742
Contract liabilities	426	127

Contract liabilities are related primarily to advances received from customers and are reversed upon recognition of revenue. These are included in “other” under current liabilities in the consolidated balance sheet. The amount of revenue recognized in the current consolidated fiscal year, which was included in the contract liability balance at the beginning of the period, was 405 million yen.

(2)	Transaction Price Allocated to Remaining Performance Obligations

With respect to the transaction price allocated to the Group’s remaining performance obligations, the Group has applied a practical expedient and has omitted the statement thereof, as there are no significant contracts regarding which the initially expected contract period is more than one year.

Consideration promised in contracts with customers does not comprise any significant amounts not included in the transaction price.

[Notes on Per Share Information]

1.	Net assets per share: 2,251.59 yen
2.	Basic earnings per share: 175.99 yen
(Note)	In the calculation of net assets per share, the Company’s shares held by the trust in connection with the stock compensation plan are included in the treasury shares deducted from the total number of shares issued at the end of the fiscal year (507,300 shares for the current consolidated fiscal year).

In addition, when calculating basic earnings per share, the Company’s shares held by the trust in connection with the stock compensation plan are included in the treasury shares deducted in the calculation of the average number of shares during the period (511,354 shares for the current consolidated fiscal year).

[Notes on Business Combination]

(Finalization of provisional accounting treatment for business combination)

For the business combination with MAGnetIC Holding B.V. (a Dutch company engaged in semiconductor design business), which took place on May 1, 2024 (deemed acquisition date: May 31, 2024), the Company applied provisional accounting treatment in the previous fiscal year, but has finalized it during the current consolidated fiscal year.

As a result of the finalization of the provisional accounting treatment, significant revisions have been reflected in the initial allocation of the acquisition cost. Accordingly, the amount of goodwill of 1,964 million yen provisionally calculated in the consolidated balance sheet as of the end of the previous fiscal year has decreased by 448 million yen due to the finalization of the accounting treatment, resulting in a goodwill amount of 1,516 million yen. This decrease in the amount of goodwill is attributable to increases of 433 million yen in customer-related intangible assets, 308 million yen in technology-related intangible assets, 9 million yen in other intangible assets, 191 million yen in deferred tax liabilities, and 112 million yen in non-controlling interests.

(Transfer of business related to the development, design, manufacture, and sale of trigger switches for power tools and gardening equipment)

As of August 30, 2024, the Company transferred the Group’s business related to the development, design, manufacture, and sales of trigger switches for power tools and gardening equipment (the “Target Business”) to SHIBA Co., Ltd. (“SHIBA”), a newly established company formed through a company split, and the Company also transferred all of the issued shares of SHIBA to OTAX Co., Ltd. (“OTAX”).

1.	Overview of the Business Separation
(1)	Name of company to which the separated business was transferred and name of company to which the shares were transferred
(i)	Name of company to which the separated business was transferred: SHIBA Co., Ltd.
(ii)	Name of company to which the shares were transferred: OTAX Co., Ltd.
(2)	Description of the Separated Business

The Company’s business related to the development, design, manufacture, and sale of trigger switches for power tools and gardening equipment

(3)	Reasons for the Business Separation

At the consolidated financial results briefing for the 2nd quarter of the fiscal year ended May 2024 held on January 16, 2024, the Company announced that it would promote business portfolio management as part of its efforts to maximize corporate value. The Company has been reviewing its business portfolio with the aim of enhancing sales growth and capital profitability for the Group as a whole over the medium to long term. In this process, with the intention of leveraging the strengths of the Target Business, such as its technological capabilities and robust customer relationships, the Company has decided to transfer the operation of the Target Business to OTAX. OTAX, renowned for its strengths as a manufacturer and distributor of industrial switches, aligns well with the objectives of the Target Business, and the Company anticipates that this transfer will further enhance the growth thereof. Under these circumstances, the Company has reached an agreement to conduct the business separation.

(4)	Date of the Business Separation

August 30, 2024

(5)	Matters Regarding the Overview of Other Transactions, Including Legal Forms

Transfer with consideration to be received in cash or other property only

2.	Overview of Accounting Treatment Implemented
(1)	Amount of Gain or Loss on Transfer

Gain on sale of business: 19 million yen

(2) Appropriate Book Value of Assets and Liabilities Related to the Transferred Business, and Breakdown of the Main Items Thereof

Current assets:	1,725 million yen
Non-current assets:	167 million yen
Total assets:	1,893 million yen
Non-current liabilities:	102 million yen
Total liabilities:	102 million yen
(3)	Accounting treatment

The Company has accounted for this transaction in accordance with the “Accounting Standards for Business Divestitures” (ASBJ Statement No. 7, September 13, 2013) and the “Guidance on Accounting Standards for Business Combinations and Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10, January 16, 2019).

3.	Name of Reportable Segment Including the Separated Business

Enterprise business

4. Estimated Amount of Profit/Loss Related to the Target Business Recorded in the Consolidated Statement of Operations for the Current Consolidated Fiscal Year

Net sales:	959 million yen
Operating profit (loss):	(90 million yen)

(Transactions under Common Control)

The Company has acquired additional shares of its consolidated subsidiary, SM Electronic Technologies Pvt. Ltd. (“SM Electronic”).

1.	Overview of Transaction
(1)	Name and Business of Combined Company
Name:	SM Electronic (consolidated subsidiary of the Company)
Business description:	Wholesale of electronic components
(2)	Date of Business Combination

October 1, 2024 (deemed acquisition date)

(3)	Legal Form of Business Combination

Acquisition of shares from non-controlling shareholders

(4)	Company Name after Business Combination There was no change to the company name.
(5)	Other Matters Related to Overview of Transaction

The Company acquired additional shares representing 25.0% of the voting rights, which has resulted in the Company holding 75.1% of the voting rights of SM Electronic. The aim of the acquisition of additional shares is to improve the Group’s corporate value by capturing the growing Indian market and expanding business, as well as to further strengthen governance over the Group as a whole.

2.	Overview of Accounting Treatment Implemented

Based on the Accounting Standard for Business Combinations (ASBJ Statement No. 21, January 16, 2019) and the Implementation Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10, January 16, 2019), the transaction has been treated as a transaction under common control with non-controlling shareholders under transactions.

3.	Matters to be Stated upon Additional Acquisition of Subsidiary Shares Acquisition costs of the acquired company and breakdown thereof
Consideration for acquisition (Cash):	1,085 million yen
Acquisition costs:	1,085 million yen

4.	Matters Related to Change in Ownership Interest of the Company due to Transactions with Non-Controlling Shareholders
(1)	Main Factors for Change in Capital Surplus Additional acquisition of subsidiary shares
(2)	Amount of Decrease in Capital Surplus Due to Transactions with Non-Controlling Shareholders: 632 million yen

[Notes on Significant Subsequent Events]

There are no matters to be stated.

Financial Statements

Statement of Changes in Net Assets (from June 1, 2024 to May 31, 2025)

(Million yen)
	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
	Share capital	Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Reserve for dividends	Reserve for tax purpose reduction entry of non-current assets	General reserve	Retained earnings brought forward	Total retained earnings
Balance as of June 1, 2024	2,611	3,606	37	3,644	208	100	22	15,000	3,682	19,014
Change during fiscal year
Dividends of surplus									(1,335)	(1,335)
Profit
Purchase of treasury shares
Disposal of treasury shares			23	23
Other							(0)		0
Net changes in items other than shareholders’ equity
Total changes during fiscal year	-	-	23	23	-	-	(0)	-	(76)	(77)
Balance as of May 31, 2025	2,611	3,606	61	3,667	208	100	22	15,000	3,606	18,937

	Shareholders’ equity		Valuation and translation adjustments
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments	Total net assets
Balance as of June 1, 2024	(4,940)	20,329	1,795	-	22	1,817	22,147
Change during fiscal year
Dividends of surplus		(1,335)					(1,335)
Profit		1,258					1,258
Purchase of treasury shares	(67)	(67)					(67)
Disposal of treasury shares	80	104					104
Other
Net changes in items other than shareholders’ equity			(710)	1	(0)	(708)	(708)
Total changes during fiscal year	13	(40)	(710)	1	(0)	(708)	(749)
Balance as of May 31, 2025	(4,927)	20,288	1,085	1	21	1,108	21,397

Notes on Non-Consolidated Financial Statements

[Notes on Matters Related to Significant Accounting Policies]

1.	Valuation Criteria and Method of Valuation for Securities
(1)	Shares in Subsidiaries and Affiliates

Stated at cost using the moving-average method.

(2)	Other Securities

Securities other than shares, etc. without market prices:

Stated at fair value (valuation differences are recognized directly in net assets; the cost of securities sold is calculated by the moving-average method)

Shares, etc. without market prices:

Stated at cost using the moving-average method.

2.	Valuation Criteria and Method of Valuation for Derivatives, Etc.

Stated at fair value

3.	Valuation Criteria and Method of Valuation for Inventories:
(1)	Merchandise, Finished Goods and Raw Materials:

Stated primarily at cost using the moving-average method (the value stated in the balance sheets is calculated by writing down the book value based on declining profitability)

(2)	Work in Process:

Stated primarily at cost using the specific identification method (the value stated in the balance sheets is calculated by writing down the book value based on declining profitability)

4.	Depreciation Methods for Depreciable Assets
(1)	Property, Plant and Equipment (Excluding Lease Assets)

The declining-balance method is adopted; however, buildings (excluding building accessories) acquired on or after April 1, 1998, and building accessories and structures acquired on or after April 1, 2016, are depreciated by the straight-line method. The useful lives are determined primarily pursuant to the same standards as the method prescribed in the Corporation Tax Act.

(2)	Intangible Assets (Excluding Lease Assets) The straight-line method is used.

The useful lives and residual values are determined pursuant to the same standards as the method prescribed in the Corporation Tax Act; provided, however, that software (for internal use) is amortized using a straight-line method based on the estimated internal useful life, and software (for market sale) is amortized using the method under which the greater of the following amounts is recorded: (a) the amount of amortization based on the estimated sales volume, or (b) the amount of amortization on a straight-line basis over the estimated remaining sales-effective period. The initial estimated sales-effective period is set at three (3) years.

(3)	Lease Assets

Lease assets pertaining to finance lease transactions that do not transfer ownership

Lease assets are depreciated using a straight-line method over the lease period as the useful life, with zero residual value.

5.	Recording Criteria for Allowances and Provisions
(1)	Allowance for Doubtful Accounts

To provide for losses from uncollectible receivables, an allowance is recorded for ordinary receivables based on the historical bad-debt ratio, and for specific doubtful receivables, an amount equal to the estimated uncollectible is recorded based on an individual assessment of collectability.

uncollectible is recorded based on an individual assessment of collectability.

(2)	Allowance for Bonus for Directors (and Other Officers)

To provide for the payment of bonuses to Directors (and other officers), an amount to be borne as of the end of the current fiscal year is recorded based on the estimated annual amount to be paid as of the end of the current fiscal year.

(3)	Provision for Share Awards for Directors (and Other Officers)

To provide for the delivery and payment of the Company’s shares, the estimated amount of shares to be delivered and paid that correspond to the number of points allotted to Directors (and other officers) is recorded in accordance with the Share Delivery Regulations.

(4)	Allowance for Retirement Benefits

To provide for retirement benefits to employees, an amount is recorded based on the estimated amount of retirement benefit obligations as of the end of the current fiscal year.

(i)	Method for attributing the estimated retirement benefits to periods

In calculating retirement benefit obligations, the benefit formula method is used to attribute the estimated retirement benefits to the periods up to the end of the current fiscal year.

(ii)	Recognition of actuarial gain/loss and amortization of past service cost Actuarial gain/loss is recognized in full as expense in the year incurred.

Past service cost is amortized using the straight-line method over a fixed number of years (i.e., five (5) years) within the average remaining service period of employees at the time of occurrence thereof.

(5)	Provision for Losses on Business Transfer

An amount is recorded for the estimated losses expected to arise in the future in connection with the share transfer following the company split.

6.	Standards for Recording Revenues and Expenses

The Company’s main businesses constitute the sale of semiconductors and electronic components and the development, design, manufacture and sale of products. In part of its industrial infrastructure business, the Company engages in the sale of electronic equipment and the development, design, manufacture and sale of products.

The details of the main performance obligations in the major businesses and the regular timing when such performance obligations are fulfilled (i.e., the usual timing of revenue recognition) are as follows:

Revenue is mainly recognized at the time when merchandise and finished goods are delivered to a customer, which is the timing when control of the merchandise and finished goods is transferred to the customer. Moreover, in export sales transactions, except for transactions that require substantive acceptance inspection, revenue is recognized at the time when the risks are transferred to the customer in accordance with Incoterms.

In part of the Company’s industrial infrastructure business, revenue is recognized at the time when a customer inspects and accepts the merchandise and finished goods. In addition, for contracts under which services are provided over the contract term (e.g., maintenance services), revenue is recognized evenly over the contract period.

For transactions related to sale of goods or services for which the Company acts as an agent, the net amount of the consideration received from the customer less the amount payable to suppliers is recognized as revenue.

In determining whether the Company is acting as a principal or an agent, a comprehensive determination is made based on the following indicators:

•	whether the Company bears the primary responsibility for performing the contract on the goods or services;
•	whether the Company bears inventory risk before and/or after the goods or services are transferred to the customer; and
•	whether the Company has discretion in setting the prices of the goods or services.

As consideration for the transaction is received within approximately one (1) year after the fulfillment of performance obligations, significant financing components are not included.

7.	Hedge Accounting Methods
(1)	Hedge Accounting Methods

Deferral hedge accounting is adopted. The exceptional accounting method is adopted for interest rate swaps that meet the special matching criteria (“Tokureishori”).

(2)	Hedging Instruments and Hedged Items

Hedging instruments:

Foreign exchange forward contracts and interest rate swaps

Hedged items:

Foreign exchange forward contracts: Receivables and payables denominated in foreign currencies, and forecast transactions denominated in foreign currencies

Interest rate swaps:

Interest on borrowings.

(3)	Hedging Policy

The Company uses foreign exchange forward contracts for the purpose of hedging risks arising from fluctuations in exchange rates, and uses foreign exchange forward contracts to the extent necessary based on contracts and other arrangements pertaining to ordinary business transactions denominated in foreign currencies; the Company has a policy of not engaging in speculative transactions.

The interest rate swap transactions are exclusively for funds procurement, and the Company uses interest rate swap transactions to reduce funds procurement costs. The Company has a policy of not engaging in speculative transactions.

(4)	Method for Evaluating Hedge Effectiveness

From the commencement of hedging to the timing of assessing the effectiveness, the cumulative fluctuation in cash flows of the hedging instruments is compared with the cumulative fluctuation in cash flows of the hedged items, and hedging effectiveness is assessed based on the amounts of such fluctuations. The evaluation of hedge effectiveness is omitted for interest rate swaps to which the exceptional accounting method is applied.

8.	Application of the Group Tax Sharing System

The Company and certain domestic consolidated subsidiaries apply the group tax sharing system.

[Notes on Changes in Accounting Policies]

(Application of the “Accounting Standard for Current Income Taxes,” etc.)

The Company has applied the “Accounting Standard for Current Income Taxes” (ASBJ Statement No. 27, October 28, 2022; the “2022 Revised Accounting Standard”), etc. from the beginning of the current fiscal year. With respect to the revisions regarding the classification of income taxes, the Company follows the transitional treatment prescribed in the proviso to paragraph 20-3 of the 2022 Revised Accounting Standard. This change in accounting policies has no effect on the financial statements.

(Application of “Accounting for and Disclosure of Current Taxes Related to the Global Minimum Tax Rules”) The Company has applied the “Accounting for and Disclosure of Current Taxes Related to the Global Minimum Tax Rules” (ASBJ Practical Solution No. 46, March 22, 2024) from the beginning of the current fiscal year. This change in accounting policy has an immaterial impact on the financial statements.

[Notes on Accounting Estimates]

1.	Valuation of Inventory
(1)	Amounts recognized in the financial statements for the current fiscal year
Current fiscal year (Million yen)
Merchandise and finished goods	2,716
Work in process	294
Raw materials and supplies	1
(Note) These balances account for 6.3% of total assets.

(2)	Information on Details of Significant Accounting Estimates Pertaining to Identified Items:

The details of the accounting estimates pertaining to the valuation of Slow-Moving Inventory is omitted because such information is the same as that stated in the Notes on Consolidated Financial Statements.

2.	Recoverability of deferred tax assets
(1)	Amounts recognized in the financial statements for the current fiscal year
Current fiscal year (Million yen)
Deferred tax assets (before offsetting against deferred tax liabilities)	763

(2)	Information on details of significant accounting estimates pertaining to identified items

The details of the accounting estimates pertaining to deferred tax assets is omitted because such information is the same as that stated in the Notes on Consolidated Financial Statements.

3.	Valuation of Shares in Associated Companies Pertaining to MAGnetIC Holding B.V.
(1)	Amounts recognized in the financial statements for the current fiscal year
Current fiscal year (Million yen)
Shares in associated companies	2,108

(2)	Information on Details of Significant Accounting Estimates Pertaining to Identified Items
(i)	Method for calculating the amounts recorded in the financial statements for the current fiscal year

For shares of associated companies with no market value, the acquisition value is compared with the substance value that reflects excess earning power. When it is determined that the substance value of the shares has significantly declined, it is the Company’s policy to recognize impairment down to the substance value, except where recovery is deemed probable.

(ii)	Major assumptions used in calculating the amounts recorded in the financial statements for the current fiscal year

In determining whether there is any impairment of the excess earning power included in the substance value, judgment is made based on the latest business plan, and the major assumptions of such business plan are as stated in the Notes on Consolidated Financial Statements [Notes on accounting estimates] 3. Valuation of goodwill recognized through the acquisition of MAGnetIC Holding B.V.

(iii)	Impact on the financial statements for the next fiscal year

The above-stated major assumptions are established under reasonable estimates based on information currently available under management’s judgment; however, due to fluctuations in the business environment, uncertainties in customer trends and other factors, future results may deviate from the initial estimates. As a result, this could have a significant impact on the financial statements for the next fiscal year.

[Notes on Balance Sheets]

1.	Monetary Claims or Monetary Liabilities Regarding Associated Companies

The amounts of monetary claims or monetary liabilities regarding such associated companies other than those presented separately are as follows:

Short-term monetary claims regarding associated companies              932 million yen

Short-term monetary liabilities regarding associated companies         552 million yen

2.	Accumulated Depreciation of Property, Plant and Equipment 1,320 million yen
3.	Guarantee Obligations

The Company guarantees obligations for the borrowings and trade payables, etc. of the subsidiaries stated below from financial institutions, as follows:

SATORI PINICS CO., LTD.	297 million yen
STAR ELECTRONICS Co., Ltd.	7,376 million yen
TAIWAN SATORI CO., LTD.	408 million yen
HONG KONG SATORI CO., LTD.	1 million yen
SHANGHAI SATORI CO., LTD.	0 million yen
KOREA SATORI CO., LTD.	92 million yen
SMET SINGAPORE PTE. LTD.	3,614 million yen
Total	11,790 million yen

[Notes on Statement of Operations]

1.	Volume of Trade with Associated Companies

Business transactions (revenue) 6,609 million yen

Business transactions (expenditures) 3,739 million yen

Transactions other than business transactions (revenue) 1,078 million yen

[Notes on Statement of Changes in Net Assets]

Matters Regarding Type and Number of Treasury Shares

Type of shares	Number of shares at beginning of period (thousand shares)	Increase in number of shares during period (thousand shares)	Decrease in number of shares during period (thousand shares)	Number of shares at end of period (thousand shares)
Common shares	3,622	32	62	3,592

(Note) 1.	The treasury shares at the beginning and end of the current fiscal year include 507,000 shares of the Company held by the trust.
2.	The breakdown of the increase in the number of treasury shares that are common shares is as follows:
Increase in acquisitions by the trust under the stock compensation plan for employment-type Executive Officers	32,000 shares
Increase due to acquisition of shares less than one unit	0 shares
Decrease due to issuance of shares to officers under the stock compensation plan for officers, etc.	32,000 shares
Decrease due to transferring shares to the trust under the stock compensation plan for employment-type Executive Officers	30,000 shares

[Notes on Tax Effect Accounting]

1.	List of Major Causes of Deferred Tax Assets and Deferred Tax Liabilities

Deferred tax assets

Tax losses carried forward	454	(million yen)
Inventory write-down	173
Accrued bonuses	107
Excess of provision of allowance for retirement benefits	405
Impairment losses	53
Other	286
Subtotal of deferred tax assets	1,479
Valuation allowance for tax losses carried forward	(337)
Valuation allowance for total future deductible temporary differences, etc.	(378)
Subtotal of valuation allowance	(716)
Total deferred tax assets	763
Deferred tax liabilities
Reserve for tax purpose reduction entry of non-current assets	(10)
Valuation difference on available-for-sale securities	480
Other	(10)
Total deferred tax liabilities	(501)
Net deferred tax assets	262

2.	Accounting Treatment for Corporate Taxes and Local Corporate Taxes, or for Tax Effect Accounting Related Thereto

The Company applies the group tax sharing system, and performs accounting treatment for corporate taxes and local corporate taxes, or performs accounting treatment for and discloses tax effect accounting related to such taxes, in accordance with “Practical Solution on the Accounting and Disclosure Under the Group Tax Sharing System” (ASBJ Practical Solution No. 42, August 12, 2021).

3.	Modification of Amounts of Deferred Tax Assets and Deferred Tax Liabilities Due to Change in Rates of Corporate Tax, etc.

Due to the “Act for Partial Amendment of the Income Tax Act, etc.” (Act No. 13 of 2025) being enacted in the Diet Session on March 31, 2025, “Special Defense Corporation Tax” will be imposed from the fiscal year starting on or after April 1, 2026.

In accordance with the above, the deferred tax assets and deferred tax liabilities pertaining to the temporary differences, which are expected to be reversed during or after the fiscal year starting on June 1, 2026, are calculated after changing the normal effective statutory tax rate from 30.6% to 31.5%.

The impact of such change in the tax rate is minor.

[Notes on Transactions with Affiliated Parties]

Company’s Subsidiaries and Affiliates, etc.

						Details of relationships
Attribution	Name of company, etc. or name	Location	Share capital or investments in capital (million yen)	Business description or occupation	Ownership (owned) ratio of voting rights, etc. (%)	Officers holding concurrent positions, etc.	Business relationships	Details of transaction	Transaction amounts (million yen)	Title	Balance at end of period (million yen)
	SATORI PINICS CO., LTD.	Minato-ku, Tokyo	310	Wholesale business	(Ownership) Direct 100.0	3	Sale and purchase of goods; guarantee of obligations; financial assistance	Loaning of funds (Note) 2 (Note) 3	969	Short-term loans receivable from associated companies	950
	STAR ELECTRONICS Co., Ltd.	Minato-ku, Tokyo	310	Wholesale business	(Ownership) Direct 100.0	3	Sale and purchase of goods; financial assistance	Loaning of funds (Note) 2 (Note) 3	1,569	Short-term loans receivable from associated companies	600
Subsidiaries	SATORI SP TECHNOLOGY CO., LTD.	Minato-ku, Tokyo	350	Wholesale business	(Ownership) Direct 85.0	3	Sale and purchase of goods; guarantee of obligations; financial assistance	Guarantee of obligations (Note) 1	7,376	-	-
								Loaning of funds (Note) 2 (Note) 3	2,984	Short-term loans receivable from associated companies	2,570
	KOREA SATORI CO., LTD.	Seoul, Korea	KRW 3,000,000,000	Wholesale business	(Ownership) Direct 100.0	2	Purchase of goods; guarantee of obligations; financial assistance	Loaning of funds (Note) 2 (Note) 3	1,083	Short-term loans from associated companies	1,007
	SMET SINGAPORE PTE. LTD.	The Republic of Singapore	USD 2,858,000	Wholesale business	(Ownership) Direct 100.0	-	Sale of goods; guarantee of obligations; financial assistance	Guarantee of obligations (Note) 1	3,614	-	-
								Loaning of funds (Note) 2 (Note) 3	2,307	Long-term receivable from associated companies	2,307
(Note)	1.	The Company guarantees obligations for bank borrowings and trade payables, etc. of consolidated subsidiaries. No guarantee charge is received.
2.	With respect to “loaning of funds,” decisions are made by taking into account the market interest rate.
3.	The “transaction amounts” is the average balance during the period.

[Notes on Revenue Recognition]

(Basic information for understanding revenue from contracts with customers)

The basic information for understanding revenue from contracts with customers is omitted as it is the same as that specified in the “Notes on Consolidated Financial Statements [Notes on Revenue Recognition]”.

[Notes on Per Share Information]

1.	Net assets per share 1,490.74 yen
2.	Basic earnings per share 87.77 yen
(Note)	In the calculation of net assets per share, the Company’s shares held by the trust in connection with the stock compensation plan are included in the treasury shares deducted from the total number of shares issued at the end of the fiscal year (507,300 shares for the current fiscal year).

In addition, in the calculation of basic earnings per share, the Company’s shares held by the trust in connection with the stock compensation plan are included in the treasury shares deducted in the calculation of the average number of shares during the period (511,354 shares for the current fiscal year).

[Notes on Significant Subsequent Events]

There are no matters to be stated.

[Notes on Companies to which Consolidated Dividend Regulations Apply]

The Company is a company to which consolidated dividend regulations apply.